EXECUTION VERSION
THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE TSA EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTION DESCRIBED HEREIN, WHICH TRANSACTION WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.
TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and any other exhibits, schedules, or annexes attached hereto or thereto), this “Agreement”), dated as of January 13, 2022, is entered into by and among the following parties:1
(a)    Diamond Sports Group, LLC, a Delaware limited liability company (“DSG”), and each of its Affiliates listed on Schedule 1 hereto (together with DSG, collectively, the “Company”);
(b)    the undersigned holders (or beneficial holders) of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company (the Persons in this clause (b), collectively, the “Consenting Term Lenders”);
(c)    the undersigned holders (or beneficial holders) of, or investment advisors, sub-advisors, or managers of funds or accounts that hold 5.375% Secured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company (the Persons in this clause, (c) collectively, the “Consenting 5.375% Secured Noteholders”);
(d)    the undersigned holders (or beneficial holders) of, or investment advisors, sub-advisors, or managers of funds or accounts that hold 12.75% Secured Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company (the Persons in this clause (d), collectively, the “Consenting 12.75% Secured Noteholders,” and together with the Consenting 5.375% Secured Noteholders, the “Consenting Noteholders”; and the Consenting Noteholders together with the Consenting Term Lenders, the “Consenting Creditors”); and
1    Capitalized terms used but not defined in the preamble and recitals of this Agreement have the meanings ascribed to them in Section 1 of this Agreement.

(e)    Sinclair Broadcast Group, Inc. (the “Consenting Sponsor” and together with the Consenting Creditors, the “Consenting Stakeholders”).
All Persons that are party to this Agreement or that become a party to this Agreement in accordance with the terms hereof are referred to as the “Parties” and individually as a “Party”.
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet.
Recitals
WHEREAS, the Company and the Consenting Stakeholders have in good faith and at arm’s-length negotiated certain transactions with respect to the Company’s capital structure consistent with and on the terms set forth in this Agreement, including the term sheet attached hereto as Exhibit A (together with any schedules, annexes, and exhibits attached thereto, and as may be modified in accordance with the terms thereof and Section 15 hereof, the “Term Sheet,” and the transactions described in the Term Sheet, together with any and all other transactions consummated in connection with, or relating to, any of the foregoing, collectively, the “Transaction”); and
WHEREAS, the Parties agree that this Agreement, including all exhibits attached hereto (including the Term Sheet), and the Transaction contemplated thereby, are the product of arm’s-length and good-faith negotiations among all of the Parties.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
Agreement
Section 1.    Definitions and Interpretation.
As used in this Agreement, the following terms have the following meanings:
(a)    “5.375% Secured Noteholders” means the holders of 5.375% Secured Notes Claims.
(b)    “5.375% Secured Notes Claims” means all claims held by the 5.375% Secured Noteholders derived from, based upon, or secured pursuant to the 5.375% Secured Notes Indenture, including any aggregate in principal amount outstanding, plus all interest, fees, expenses, costs, and other charges arising under or related to the Obligations (as defined in the 5.375% Secured Notes Indenture).
(c)    “5.375% Secured Notes Indenture” means that certain Indenture (as supplemented, amended, and modified from time to time) for the 5.375% Senior Secured Notes due 2026 dated as of August 2, 2019, among Diamond Sports Group, LLC and Diamond Sports Finance Company, as Issuers, and U.S. Bank National Association, as Trustee and Notes Collateral Agent.
(d)    “5.375% Secured Notes Trustee” means U.S. Bank National Association, as Trustee and Notes Collateral Agent under the 5.375% Secured Notes Indenture.

(e)    “12.75% Secured Noteholders” means the holders of 12.75% Secured Notes Claims.
(f)    “12.75% Secured Notes Claims” means all claims held by the 12.75% Secured Noteholders derived from, based upon, or secured pursuant to the 12.75% Secured Notes Indenture, including any aggregate in principal amount outstanding, plus all interest, fees, expenses, costs, and other charges arising under or related to the Obligations (as defined in the 12.75% Secured Notes Indenture).
(g)    “12.75% Secured Notes Indenture” means that certain Indenture (as supplemented, amended, and modified from time to time) for the 12.75% Senior Secured Notes due 2026 dated as of June 10, 2020, among Diamond Sports Group, LLC and Diamond Sports Finance Company, as Issuers, and U.S. Bank National Association, as Trustee and Notes Collateral Agent.
(h)    “12.75% Secured Notes Trustee” means U.S. Bank National Association, as Trustee and Notes Collateral Agent under the 12.75% Secured Notes Indenture.
(i)    “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).
(j)    “Ad Hoc Group” means the Backstop Parties.
(k)    “Ad Hoc Group Advisors” means, collectively, (i) Gibson Dunn, as counsel to the ad hoc group, as may be reconstituted from time to time, and (ii) Evercore, as financial advisor to the ad hoc group, as may be reconstituted from time to time.
(l)    “Agent” means JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent under the Existing Credit Agreement.
(m)    “Alternative Transaction” means any reorganization (including, for the avoidance of doubt, a transaction premised on an asset sale or a chapter 11 plan other than one that implements the Transaction, or otherwise), financing (other than intercompany loans or contributions between or among the Company and the Consenting Sponsor and/or any of their respective subsidiaries), refinancing, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, recapitalization, or restructuring in any jurisdiction anywhere in the world for any entity of the Company that is an alternative to the Transaction, other than (w) intercompany transactions between or among the Company and the Consenting Sponsor and/or any of their respective subsidiaries in the ordinary course and consistent with past practice, (x) the Transaction or any discussions, documentation or agreements related to Transaction, (y) ordinary course revolving borrowings under existing credit facilities and ordinary course capital leases, purchase money and/or equipment leases or any replacements, extensions or renewals thereof or (z) ordinary course asset sales or joint venture or partnership transactions not expressly prohibited under the Existing Funded Debt Documents (and not constituting an alternative to the Transaction).

(n)    “Alternative Transaction Consummation” means the consummation of any Alternative Transaction that includes any new money financing or refinancing that includes any new money financing, in each case, provided by any third party whatsoever (other than intercompany loans or contributions between or among the Company and the Consenting Sponsor and/or any of their respective subsidiaries).
(o)    “Alternative Transaction Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion or agreement with respect to an Alternative Transaction.
(p)    “Business Day” means any day other than a day which is a Saturday, Sunday, or legal holiday on which banks in the City of New York are authorized or obligated by Law to close.
(q)    “Causes of Action” means any and all claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, or franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, arising before or on the Closing Date, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.
(r)    “Claims” means any and all claims, as defined in section 101(5) of title 11 of the United States Code, against the Company, including the Creditor Claims, and/or the Other Claims.
(s)    “Closing Date” means the date upon which the Transaction is consummated, as further described in the Term Sheet.
(t)    “Company” has the meaning set forth in the recitals of this Agreement.
(u)    “Consent Threshold” means (x) (a) Term Lenders holding no less than 50.01% of the aggregate principal amount of Revolving Exposures (as defined in the Existing Credit Agreement), Term Loans, and unused Commitments (as defined in the Existing Credit Agreement) (exclusive of Swingline Commitments (as defined in the Existing Credit Agreement)) under the Existing Credit Agreement, (b) 5.375% Secured Noteholders holding no less than 66.67% of the aggregate principal amount of 5.375% Secured Notes under the 5.375% Secured Notes Indenture shall have submitted all requisite signature pages and consented to participate in the Transaction and (c) 12.75% Secured Noteholders holding no less than 66.67% of the aggregate principal amount of 12.75% Secured Notes under the 12.75% Secured Notes Indenture shall have submitted all requisite signature pages and consented to participate in the Transaction, or (y) the Company and the Requisite Consenting Creditors have otherwise reached an agreement with respect to the Transaction acceptable to the Company and the Requisite Consenting Creditors.
(v)    “Consenting Creditors” has the meaning set forth in the preamble of this Agreement.
(w)    “Consenting Noteholders” has the meaning set forth in the preamble of this Agreement.

(x)    “Consenting Sponsor” has the meaning given to such term in the recitals of this Agreement.
(y)    “Consenting Sponsor Consent Right” means the right of the Consenting Sponsor to approve any of the Definitive Documents (or any amendment, modifications, or supplements thereto), in each case solely to the extent such Definitive Documents, (i) materially and adversely affect, directly or indirectly, the rights and benefits proposed to be granted to, or received by the Consenting Sponsor pursuant to this Agreement (including the Term Sheet) or (ii) materially and adversely affect, directly or indirectly, the obligations that the Consenting Sponsor may have pursuant to this Agreement (including the Term Sheet), which consent shall not be unreasonably withheld, conditioned, or delayed.
(z)    “Consenting Term Lenders” has the meaning set forth in the recitals of this Agreement.
(aa)    “Consistent in all Material Respects” means with respect to Exhibit A, substantially consistent with all terms contained therein.
(bb)    “Creditor Claims” means the 5.375% Secured Notes Claims, the 12.75% Secured Notes Claims, and the Term Loan Claims.
(cc)    “Definitive Documents” means all documents (including any other related agreements, instruments, schedules, or exhibits) that are contemplated by this Agreement (including the Term Sheet) or that are otherwise necessary to implement, or otherwise relate to the Transaction, including the Definitive Loan Documents and the Definitive Notes Documents, which Definitive Documents must be: (i) Consistent in all Material Respects with the Term Sheet, (ii) consistent with the terms of this Agreement, and (iii) with respect to any provisions not addressed by the Term Sheet or this Agreement, (A) in form and substance reasonably acceptable to the Company and the Consenting Sponsor (subject to the Consenting Sponsor Consent Right) and (B) in form and substance acceptable to the Consenting Creditors, it being agreed that the exhibits attached hereto are acceptable to the Parties.
(dd)    “Definitive Loan Documents” means the First Lien Credit Agreement, the Second Lien Credit Agreement, and the Third Lien Credit Agreement, together with any related notes, certificates, agreements, security agreements, priority, waterfall, subordination or other intercreditor provisions or agreements and any other related documents, agreements, instruments, term sheets, schedules or exhibits.
(ee)    “Definitive Notes Documents” means the Second Lien Indenture and the Third Lien Indenture, together with any related notes, certificates, agreements, security agreements, priority, waterfall, subordination or other intercreditor provisions or agreements and any other related documents, agreements, instruments, term sheets, schedules or exhibits.
(ff)    “Diligence Requests” has the meaning set forth in Section 6(a)(iv).
(gg)    “Equity Interests” means, with respect to any Person, (i) any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests, or other equity, ownership, beneficial, or profits interests of such Person, and (ii) any options, warrants, securities, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights, or other agreements, arrangements, or rights of any kind that are convertible into, exercisable, or exchangeable for, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests, or other equity, ownership, beneficial, or profits interests of such Person.
(hh)    “Event” means any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact.
(ii)    “Evercore” means Evercore Group L.L.C. as financial advisor to the to the ad hoc group, as may be reconstituted from time to time.
(jj)    “Existing Credit Agreement” means that certain Credit Agreement (as supplemented, amended, and modified from time to time), dated as of August 23, 2019, among Diamond Sports Intermediate Holdings LLC, as Holdings, Diamond Sports Group, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto.
(kk)    “Existing Credit Agreement Claims” means all claims held by the Lenders (as defined in the Existing Credit Agreement) derived from, based upon, or secured pursuant to the Loan Documents, including any aggregate in principal amount outstanding, plus all interest, fees, expenses, costs, and other charges arising under or related to the Secured Obligations (as defined in the Existing Credit Agreement).
(ll)    “Existing Funded Debt Documents” means the Existing Credit Agreement, the 5.375% Secured Notes Indenture, and the 12.75% Secured Notes Indenture.
(mm)    “First Lien Credit Agreement” means the credit agreement to be entered into in connection with the consummation of the Transaction to govern the First Lien Facility, by and among Diamond Sports Intermediate Holdings LLC, Diamond Sports Group, LLC, as borrower, one or more agents to be agreed, as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto.
(nn)    “Gibson Dunn” means Gibson, Dunn & Crutcher, LLP as counsel to the ad hoc group, as may be reconstituted from time to time.
(oo)    “Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.
(pp)    “Interests” means any Equity Interests in the Company or any of its Affiliates.
(qq)    “Involuntary Proceeding” means the commencement of an involuntary case against the Company under the Bankruptcy Code.
(rr)    “Joinder Agreement” means a joinder agreement substantially in the form of the joinder agreement attached to this Agreement as Exhibit C.

(ss)    “Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.
(tt)    “Loan Documents” means, collectively, the Existing Credit Agreement, the other “Loan Documents” (as defined therein), and all documents and agreements executed in connection therewith.
(uu)     “Milestones” has the meaning set forth in Section 6(a)(v).
(vv)    “Other Claims” means any and all Claims against the Company or any of their Affiliates, other than any Creditor Claims.
(ww)    “Outside Date” means March 31, 2022, which may be extended by agreement between the Requisite Consenting Creditors, the Consenting Sponsor, and the Company to April 30, 2022 (or any earlier date); provided that any extension beyond April 30, 2022 (or any other modification, amendment, or waiver) shall require agreement between the Requisite Supermajority Consenting Creditors, the Consenting Sponsor, and the Company.
(xx)    “Permitted Transfer” means a transfer of any Creditor Claim that meets the requirements of Section 8.
(yy)    “Permitted Transferee” means each transferee of any Creditor Claim who meets the requirements of Section 8.
(zz)    “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.
(aaa)    “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Creditor Claims, or enter with customers into long and/or short positions in Creditor Claims, in its capacity as a dealer or market maker in such Creditor Claims, and (ii) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.
(bbb)    “Receiver Order” means a ruling, judgment or order that appoints, or that authorizes or permits, the taking of possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or the property or assets of the Company.
(ccc)    “Released Party” and “Releasing Party”, respectively, mean each of the following, solely in its capacity as such: (a) the Consenting Sponsor; (b) the Company; (c) the Consenting Creditors; (d) with respect to each of the foregoing Persons in clauses (a) through (c), each of such Person’s current and former Affiliates; and (e) with respect to each of the foregoing Persons in clauses (a) through (d), each of such Person’s Representatives.
(ddd)    “Representatives” means, with respect to any Person, such Person’s current and former directors, managers, officers, principals, members, partners, limited partners, general partners, managed accounts or funds, fund advisors, investment advisors, investment managers, investment vehicles, investors, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, attorneys, accountants, independent contractors, investment bankers, consultants, industry advisors, operational advisors, representatives and other professionals.
(eee)    “Requisite Consenting Creditors” means, as of any date of determination, the Consenting Creditors who are members of the Ad Hoc Group who own or control as of such date at least a majority of the aggregate principal amount of the 5.375% Secured Notes Claims, the 12.75% Secured Notes Claims, and the Term Loan Claims owned or controlled by all of the members of the Ad Hoc Group in the aggregate as of such date.
(fff)    “Requisite Supermajority Consenting Creditors” means, as of any date of determination, the Consenting Creditors who are members of the Ad Hoc Group who own or control as of such date at least 75.01% of the aggregate principal amount of the 5.375% Secured Notes Claims, the 12.75% Secured Notes Claims, and the Term Loan Claims owned or controlled by all of the members of the Ad Hoc Group in the aggregate as of such date.
(ggg)    “Second Lien Credit Agreement” means the credit agreement to be entered into in connection with the consummation of the Transaction to govern the Second Lien Credit Facilities, by and among Diamond Sports Intermediate Holdings LLC, Diamond Sports Group, LLC, as borrower, one or more agents to be agreed, as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto.
(hhh)    “Second Lien Indenture” means the indenture be entered into in connection with the consummation of the Transaction to govern the Exchange Second Lien Notes, by and among Diamond Sports Group, LLC and Diamond Sports Finance Company, as issuers, and one or more agents to be agreed, as trustee and notes collateral agent.
(iii)    “Securities Act” means the Securities Act of 1933, as amended and including any rule or regulation promulgated thereunder.
(jjj)    “Support Period” means, with respect to any Party, the period commencing on the TSA Effective Date applicable to such Party and ending on the date on which this Agreement is terminated in accordance with Section 9.
(kkk)    “Term Lenders” means the “Term Lenders” under and as defined in the Existing Credit Agreement.
(lll)    “Term Loan Claims” means all claims held by the Term Lenders derived from, based upon, or secured pursuant to the Loan Documents, including any aggregate in principal amount outstanding, plus all interest, fees, expenses, costs, and other charges arising under or related to the Secured Obligations (as defined in the Existing Credit Agreement).
(mmm)    “Term Sheet” has the meaning set forth in the recitals of this Agreement.

(nnn)    “Termination Fee” means the sum of (i) all reasonable and documented fees and expenses of all of the Ad Hoc Group Advisors through and including the date of termination of this Agreement, (ii) all success or other fees owed or that would have been owed to any Ad Hoc Group Advisor upon the consummation of the Transaction, and (iii) $42,000,000.
(ooo)    “Third Lien Credit Agreement” means the Existing Credit Agreement, as amended, restated or otherwise modified in connection with the consummation of the Transaction.
(ppp)    “Third Lien Indenture” means the 5.375% Secured Notes Indenture and the 12.75% Secured Notes Indenture, as amended, restated or otherwise modified in connection with the consummation of the Transaction.
(qqq)    “Transaction” has the meaning set forth in the recitals to this Agreement.
(rrr)    “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).
(sss)    “Transfer Agreement” means a transfer agreement substantially in the form of the transfer agreement attached to this Agreement as Exhibit B.
(ttt)    “Transferee” has the meaning ascribed to such term in Section 8.
(uuu)    “Trustees” means the 5.375% Secured Notes Trustee and the 12.75% Secured Notes Trustee.
(vvv)    “TSA Effective Date” has the meaning set forth in Section 2.
The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheet sets forth the material terms and conditions of the Transaction; provided, however, the Term Sheet is supplemented by the terms and conditions of this Agreement and is subject to completion of the Definitive Documents in all respects.
Section 2.    Effectiveness.
This Agreement shall become effective and binding on the Parties on the date (the “TSA Effective Date”) that all of the following conditions have been satisfied or waived in accordance with this Agreement:
(a)    DSG (on behalf of the Company) shall have executed and delivered a counterpart signature page of this Agreement to counsel to each of the Parties;
(b)    the Consenting Sponsor shall have executed and delivered a counterpart signature page of this Agreement to counsel to each of the Parties;
(c)    the Consenting Term Lenders holding in the aggregate at least 49.7% of the Term Loan Claims in the aggregate shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company; provided, that signature pages executed by Consenting Term Lenders shall be delivered to (x) other Consenting Creditors in a redacted form that removes such Consenting Term Lenders’ holdings of Term Loan Claims, and (y) the Consenting Sponsor, the Company, the advisors to the Company, and (solely with respect to members of the Ad Hoc Group) the Ad Hoc Group Advisors in an unredacted form; provided, further, that such recipients shall not disclose the unredacted signature pages other than as provided hereby and shall keep such unredacted signature pages in strict confidence, except as required by law;
(d)    the Consenting 5.375% Secured Noteholders holding in the aggregate at least 53.7% of the 5.375% Secured Notes Claims in the aggregate shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company; provided, that signature pages executed by Consenting 5.375% Secured Noteholders shall be delivered to (x) other Consenting Creditors in a redacted form that removes such Consenting 5.375% Secured Noteholders’ holdings of 5.375% Secured Notes Claims, and (y) the Consenting Sponsor, the Company, the advisors to the Company, and (solely with respect to members of the Ad Hoc Group) the Ad Hoc Group Advisors in an unredacted form; provided, further, that such recipients shall not disclose the unredacted signature pages other than as provided hereby and shall keep such unredacted signature pages in strict confidence, except as required by law;
(e)    [Reserved.]
(f)    the Consenting 12.75% Secured Noteholders holding in the aggregate at least 16.7% of the 12.75% Secured Notes Claims in the aggregate shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company; provided, that signature pages executed by Consenting 12.75% Secured Noteholders shall be delivered to (x) other Consenting Creditors in a redacted form that removes such Consenting 12.75% Secured Noteholders’ holdings of 12.75% Secured Notes Claims, and (y) the Consenting Sponsor, the Company, the advisors to the Company, and (solely with respect to members of the Ad Hoc Group) the Ad Hoc Group Advisors in an unredacted form; provided, further, that such recipients shall not disclose the unredacted signature pages other than as provided hereby and shall keep such unredacted signature pages in strict confidence, except as required by law;
(g)    the Company shall have paid all reasonable and documented fees and out of pocket expenses of the Ad Hoc Group Advisors in accordance with their respective fee letters for which an invoice has been received by the Company on or before the date that is one (1) Business Day prior to the TSA Effective Date; and
(h)    counsel to the Company shall, upon receipt of notice from counsel to the Ad Hoc Group of concurrent release of signatures by the Consenting Creditors with the release of signatures by the Company and the Consenting Sponsor, have given notice to counsel to the Ad Hoc Group in the manner set forth in Section 23 hereof (by email or otherwise) that the other conditions to the TSA Effective Date set forth in this Section 2 have occurred.
This Agreement shall be effective from the TSA Effective Date until validly terminated pursuant to the terms set forth in Section 9. To the extent that a signatory to this Agreement holds, as of the date hereof or thereafter, multiple Claims or Interests in the Company, such Party shall be deemed to have executed this Agreement in its respective capacity as a holder of all such Claims and Interests as is provided for herein and solely to the extent provided herein, and this Agreement shall apply severally to such Party with respect to each such Claim or Interest held by such Party.

Section 3.    Definitive Documents.
(a)    Each of the Definitive Documents shall, upon effectiveness, contain terms, conditions, representations, warranties, and covenants consistent in all respects with the terms of this Agreement as may be modified, amended, or supplemented pursuant to Section 15, and Consistent in all Material Respects with the Term Sheet as may be amended pursuant to the terms of this Agreement (consistent with Section 15 hereof).
(b)    The Definitive Documents (and, consistent with Section 15 hereof, any modifications, restatements, supplements or amendments to any of them) not executed or in a form attached to this Agreement as of the TSA Effective Date remain subject to negotiation in good faith and shall, upon completion, contain terms, conditions, representations, warranties, and covenants: (i) consistent in all respects with the terms of this Agreement, (ii) Consistent in all Material Respects with the Term Sheet, and (iii) with respect to any provisions not addressed by the Term Sheet or this Agreement, (A) in form and substance reasonably acceptable to the Company and the Consenting Sponsor (subject to the Consenting Sponsor Consent Right) and (B) in form an substance acceptable to the Consenting Creditors, it being agreed that the exhibits attached hereto are acceptable to the Parties.
Section 4.    Agreements of the Consenting Creditors.
(a)    Transaction Support. During the Support Period, subject to the terms and conditions hereof, each Consenting Creditor agrees, severally and not jointly, with respect to all Claims held, that it shall:
(i)    use commercially reasonable efforts to support and, at the Company’s sole expense, take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the consummation of the Transaction in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement and the Term Sheet; provided, however, that any payment by the Company pursuant to this clause (i) shall be limited to the reasonable, documented fees and expenses of the Ad Hoc Group Advisors in connection with such actions;
(ii)    negotiate in good faith the applicable Definitive Documents consistent with the terms of this Agreement and Consistent in all Material Respects with the Term Sheet;
(iii)    use commercially reasonable best efforts to obtain additional support for the Transaction (in the form of Joinder Agreements) from holders of Creditor Claims that are not Consenting Creditors as is necessary for purposes of satisfying the Consent Threshold;
(iv)    not direct the Agent or Trustees, as the case may be, to take any action nor solicit, encourage, or support any other person to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement;
(v)    give any notice, order, instruction, or direction to the Agent or Trustees necessary to give effect to the Transaction;

(vi)    (A) not take any action, directly or indirectly, that would reasonably be expected to prevent, interfere with, materially delay, or impede, the consummation of the Transaction; (B) not directly or indirectly propose, file, support, vote for, consent to, or take any other action in furtherance of the negotiation or formulation of any Alternative Transaction; and (C) not, nor direct any other person to, take any action that would, or would reasonably be expected to, breach this Agreement, or object to, or materially and intentionally delay, or take any other negative action, directly or indirectly, to interfere with the implementation of the Transaction; and
(vii)    not, and shall not direct any other person to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Creditor Claims against the Company, including in connection with any payment obligations of the Company under the Existing Funded Debt Documents that come due during the Support Period, other than in accordance with this Agreement and/or the Definitive Documents.
Unless otherwise expressly set forth herein or in the Term Sheet, no Consenting Creditor shall be required to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor.

(b)    Negative Commitments.
(i)    During the Support Period, subject to the terms and conditions hereof, each Consenting Creditor agrees, severally, and not jointly, in respect of all Claims held, that it shall not directly or indirectly:
(A)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transaction;
(B)    solicit, initiate, encourage, propose, or otherwise agree to, support, endorse, or approve any Alternative Transaction;
(C)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement or the Transaction contemplated herein against the Company or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(D)    exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against the Company;
(E)    object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of their assets, wherever located; or
(F)    provide direction or otherwise cause the Agent or Trustees to object to, delay, impede or take any other action to oppose or interfere, directly or indirectly, in any material respect with the approval, acceptance or implementation of the Transaction;
provided, however, nothing herein shall limit the rights and remedies of the Consenting Creditors under this Agreement.

Section 5.    Agreements of the Consenting Sponsor.
(a)    Transaction Support. During the Support Period, subject to the terms and conditions hereof, the Consenting Sponsor agrees that it shall:
(i)    use commercially reasonable efforts to support and, at the Company’s sole expense, take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the consummation of the Transaction in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement (including the Term Sheet);
(ii)    negotiate in good faith the applicable Definitive Documents consistent with the terms of this Agreement and Consistent in all Material Respects with the Term Sheet;
(iii)    not take any action nor solicit, encourage, or support any other person to take any action inconsistent with the Consenting Sponsor’s obligations under this Agreement; and
(iv)    (A) not take any action, directly or indirectly, that would reasonably be expected to prevent, interfere with, materially delay, or impede, the consummation of the Transaction; (B) not directly or indirectly propose, file, support, vote for, consent to, or take any other action in furtherance of the negotiation or formulation of any Alternative Transaction; and (C) not, nor direct any other person to, take any action that would, or would reasonably be expected to, breach this Agreement, or object to, or materially and intentionally delay, or take any other negative action, directly or indirectly, to interfere with the implementation of the Transaction.
(b)    Negative Commitments.
(i)    During the Support Period, subject to the terms and conditions hereof, the Consenting Sponsor agrees in respect of all Interests held, that it shall not directly or indirectly:
(A)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transaction;
(B)    solicit, initiate, encourage, propose, consider, discuss, engage on, communicate with respect to, or take any other action, or otherwise agree to, support, endorse, or approve any Alternative Transaction;
(C)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement or the Transaction contemplated herein against the Company or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(D)    exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any Equity Interests against the Company; or
(E)    object to, delay, impede, or take any other action to interfere with the Company’s ownership and possession of their assets, wherever located;
provided, however, nothing herein shall limit the rights and remedies of the Consenting Sponsor under this Agreement.

Section 6.    Agreements of the Company.
(a)    Transaction Support. During the Support Period, subject to the terms and conditions of this Agreement, the Company agrees that it shall:
(i)    support and take all commercially reasonable actions necessary or reasonably requested by the Consenting Creditors or the Consenting Sponsor to support the Transaction and to act in good faith and take all reasonable actions necessary to implement and consummate the Transaction in accordance with the terms, conditions, and applicable deadlines set forth in this Agreement (including the Term Sheet and the other Definitive Documents, as applicable);
(ii)    implement and consummate the Transaction in a timely manner and take any and all commercially reasonable efforts in furtherance of the Transaction, as contemplated under this Agreement; provided that the Company shall not consummate the Transaction unless and until all of the conditions to the effectiveness thereof set forth herein and/or in the Term Sheet have been satisfied (or will be satisfied contemporaneously with the consummation of the Transaction) or waived by the Consenting Creditors in accordance with Section 15 hereof;
(iii)    negotiate in good faith the applicable Definitive Documents consistent with the terms of this Agreement and Consistent in all Material Respects with the Term Sheet;
(iv)    utilize best efforts to provide the Ad Hoc Group Advisors, on a professional eyes’ only basis and subject to “clean team” restrictions reasonably acceptable to the Company, with information and documentation responsive to all diligence requests determined by the Ad Hoc Group Advisors (in consultation with the Requisite Consenting Creditors) to be necessary or advisable to consummate the Transaction (the “Diligence Requests”) within three (3) Business Days of receipt by the Company or its advisors of such Diligence Requests; which responses shall be in form and substance acceptable to the Ad Hoc Group Advisors (in consultation with the Requisite Consenting Creditors); provided, however, that (a) the Company shall have two (2) days after the Ad Hoc Group Advisors transmits a written notice (email being sufficient) in accordance with Section 23 hereof informing the Company that any response to any Diligence Requests is not acceptable to the Ad Hoc Group Advisors (in reasonable detail as to the deficiency of such Company response) to supplement the Company’s response to such Diligence Requests to the satisfaction of the Ad Hoc Group Advisors, (b) no information or documentation provided by the Company or its advisors in response to such Diligence Requests may be shared with the Consenting Creditors without the prior written consent (email being sufficient) of the Company or its advisors, and (c) any information or documentation provided by the Company or its advisors in response to any Diligence Requests or otherwise shall be subject to existing confidentiality agreements or restrictions with the Ad Hoc Group Advisors and the Consenting Creditors, as applicable (or, if no such confidentiality agreement or restriction exists, subject to a confidentiality arrangement in form and substance acceptable to the Company);
(v)    comply with each of the following milestones (the “Milestones”), which Milestones may be extended (but with no obligation to extend) only with the express prior written consent of the Requisite Consenting Creditors in accordance with Section 15 hereof (which consent can be provided via email from the Ad Hoc Group Advisors at the direction of the Requisite Consenting Creditors):
(A)    no later than January 28, 2022, the Company shall commence the solicitation of the applicable consents with respect to the exchange of Term Loans under the Existing Credit Agreement for new loans under the Second Lien Credit Agreement;
(B)    no later than February 4, 2022, the Company shall commence the solicitation of the applicable consents with respect to the exchange of the 5.375% Secured Notes and the 12.75% Secured Notes into the Second Lien Indenture;
(C)    no later than March 7, 2022, the Consent Threshold shall have been satisfied with respect to the Transaction; and
(D)    no later than the Outside Date, the Closing Date shall have occurred.
(vi)    (A) conduct its businesses and operations only in the ordinary course in a manner that is materially consistent with past practices and in compliance with law, (B) maintain its physical assets, properties, and facilities in their working order condition and repair as of the TSA Effective Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear and casualty and condemnation excepted), (C) maintain its books and records in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, (D) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is materially consistent with past practices, and in compliance with Law, and (E) use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors and customers) and employees in the ordinary course, in a manner that is consistent in all material respects with past practices, and in compliance with Law; provided that any actions expressly permitted to be taken by the Company in accordance with the Existing Funded Debt Documents, including reasonably defending against, or entering into agreements to settle any claim, litigation, investigation or proceeding, shall be compliant with the requirements set forth in this subsection;
(vii)    complete the preparation, as soon as reasonably practicable after the TSA Effective Date, of each of the Definitive Documents necessary to implement the Transaction under Section 3 and subject to and in accordance with Section 3, obtain the written consent (email from applicable counsel being sufficient) of the Requisite Consenting Creditors or the Consenting Sponsor (as applicable) to the form and substance of each of the Definitive Documents as required hereunder;
(viii)    notify the Ad Hoc Group Advisors and the Consenting Sponsor within two (2) calendar days after obtaining actual knowledge thereof of (A) any material breach by the Company in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement or any other Definitive Document; and (B) the happening or existence of any event that shall have made any of the conditions precedent set forth in Section 12 herein, incapable of being satisfied prior to the Outside Date;
(ix)    if the Company receives an unsolicited Alternative Transaction Proposal, within one (1) calendar day of the receipt of such Alternative Transaction Proposal, notify the Ad Hoc Group Advisors and the Consenting Sponsor of the receipt thereof, with such notice to include the material terms thereof;
(x)    if the Company enters into a confidentiality and/or non-disclosure agreement with any other Party (other than any such confidentiality and/or non-disclosure agreement entered into in the ordinary course and consistent with past practice that is not related to the Transaction or Alternative Transaction Proposal), within one (1) calendar day of entry into such a confidentiality and/or non-disclosure agreement, notify the Ad Hoc Group Advisors;
(xi)    support and use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals to consummate the Transaction;
(xii)    (A) not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Transaction, (B) not object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transaction, or (C) not seek, solicit, support, encourage, propose, assist, consent to, vote for, enter or participate in any discussions or any agreement with any Person regarding, pursue, or consummate any Alternative Transaction;
(xiii)    not, directly or indirectly, announce publicly, or announce to any of the Parties or other holders of Claims and Interests, its intention not to support the Transaction or take any other action that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation or consummation of the Transaction, including, but not limited to, (A) initiating any proceeding or taking any other action to oppose the execution or delivery of any of the Definitive Documents, the performance of any obligations of any party to any of the Definitive Documents or the consummation of the transactions contemplated by any of the Definitive Documents, (B) initiating any proceeding or taking any other action to amend, supplement, or otherwise modify any of the Definitive Documents, which amendment, modification, or supplement is not: (i) Consistent in all Material Respects with the Term Sheet; (ii) consistent with the terms of this Agreement; and (iii) with respect to any provisions not addressed by the Term Sheet or this Agreement, in form and substance acceptable to the Requisite Consenting Creditors and in form and substance reasonably acceptable to the Consenting Sponsor (subject to the Consenting Sponsor Consent Right), (C) initiating any proceeding or taking any other action, or exercising or seeking to exercise any rights (including rights under the Delaware Limited Liability Company Act or Limited Partnership Act or other applicable Law) or remedies as a holder of Claims and Interests, that is barred by or is otherwise inconsistent with this Agreement or the Definitive Documents and not Consistent in all Material Respects with the Term Sheet, or (D) (i) preparing or commencing an action or other legal Proceeding that challenges (x) the amount, validity, allowance, character, enforceability, or priority of any Creditor Claims or Equity Interests or (y) the validity, enforceability, or perfection of any lien or other encumbrance securing any Creditor Claims, or (ii) support any third party in connection with any of the acts described in Section 6(a)(xii);
(xiv)    not execute, deliver, launch, and/or file any Definitive Document (including any amendment, supplement or modification of, or any waiver to, any Definitive Document) that, in whole or in part, is not (i) Consistent in all Material Respects with the Term Sheet; (ii) consistent with the terms of this Agreement; and (iii) with respect to any provisions not addressed by the Term Sheet or this Agreement, in form and substance acceptable to the Requisite Consenting Creditors and in form and substance reasonably acceptable to the Consenting Sponsor (subject to the Consenting Sponsor Consent Right);
(xv)    not (A) amend or propose to amend any of its organization documents other than in connection with the consummation of the Transaction or (B) engage in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or liens, or other similar transaction outside of the ordinary course of business other than the Transaction; provided, however, that this covenant shall not apply to any formation by the Company of, or any transfer of rights to, any new subsidiary of DSG in connection with the development of the Company’s direct-to-consumer platform so long as any such action is consistent with the Term Sheet and the new subsidiary becomes a Party to this Agreement and a guarantor under the applicable Definitive Documents; and
(xvi)    not (A) incur any liens, security interests or encumbrances, other than as expressly permitted by the Existing Funded Debt Documents, (B) pay, or agree to pay, any indebtedness, liabilities, or other obligations (including any accounts payable or trade payable) that existed prior to the TSA Effective Date or that arose from any matter, occurrence, action, omission, or circumstance that occurred prior to the TSA Effective Date, other than as expressly permitted by the Existing Funded Debt Documents or as provided for herein, or (C) make any investments, acquire any assets, or dispose or sell any assets, other than as expressly permitted by the Existing Funded Debt Documents and this Agreement.
(b)    Negative Commitments of the Company.
(i)    During the Support Period, subject to the terms and conditions hereof, the Company shall not, without the prior written consent of the Requisite Consenting Creditors and the Consenting Sponsor directly or indirectly:
(A)    object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transaction;
(B)    take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Transaction described in, this Agreement;
(C)    consummate the Transaction unless each of the conditions to the consummation of the Transaction set forth in this Agreement and/or the Definitive Documents have been satisfied (or waived by the applicable Persons in accordance with Section 15); and
(D)    solicit, initiate, encourage, or propose any Alternative Transaction.
provided, however, nothing herein shall limit the rights and remedies of the Company under this Agreement.

Section 7.    Additional Provisions Regarding Agreements of the Consenting Sponsor and the Company.
(a)    Notwithstanding anything to the contrary in this Agreement, and subject to Sections 9.02(b)(vi) and 9.02(d)(ii), nothing in this Agreement shall require the Consenting Sponsor, the Company, or the board of directors, board of managers, or similar governing body of the Consenting Sponsor or the Company, including any director, manager, or officer of the Consenting Sponsor or the Company, to take or refrain from taking any action pursuant to this Agreement (including, without limitation, terminating this Agreement pursuant to Sections 9.02(b)(vi) and 9.02(d)(ii) hereof), to the extent the board of directors or managers or similar governing body reasonably determines in good faith, based on the advice of external counsel (including counsel to the Consenting Sponsor or the Company), that taking, or refraining from taking, such action, as applicable, would be inconsistent with its fiduciary obligations or applicable Law, and any such action or inaction pursuant to such exercise of fiduciary duties shall not be deemed to constitute a breach of this Agreement. The Consenting Sponsor or the Company shall promptly notify each of the Ad Hoc Group Advisors of any such determination (and in any event within one (1) Business Days following such determination).

(b)    Notwithstanding anything to the contrary in this Agreement, the Company and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to consider unsolicited Alternative Transaction Proposals; provided that, for the avoidance of doubt, the Consenting Sponsor shall not have the right to consider unsolicited Alternative Transaction Proposals and shall not, directly or indirectly, solicit, initiate, encourage, propose, consider, discuss, engage on, communicate with respect to, or take any other action, or otherwise agree to, support, endorse, or approve any Alternative Transaction Proposal.
Section 8.    Transfer of Interests and Securities
(a)    During the Support Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Creditor Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless: (i) the transferee executes and delivers to counsel to the Company, within two (2) Business Days of the closing of the Transfer, a Transfer Agreement; or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Creditor Claim Transferred) to counsel to the Company at or before the time of the proposed Transfer; it being understood that any such transferee, as a Consenting Creditor already, will be bound to support the Transaction with those acquired holdings as well.
(b)    Upon compliance with the requirements of Section 8(a), (i) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Creditor Claims and (ii) the transferee shall be deemed to be a Consenting Creditor under this Agreement with respect to such transferred Creditor Claims. Any Transfer in violation of Section 8(a) shall be deemed null and void ab initio and of no force or effect until such a Transfer Agreement is executed and effective.
(c)    This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Creditor Claims; provided, however, that (i) such additional Creditor Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company or counsel to the Consenting Creditors) and (ii) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Creditor Claim acquired) to counsel to the Company within five (5) Business Days of such acquisition.
(d)    This Section 8 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Creditor Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a confidentiality agreement, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such confidentiality agreements.

(e)    Notwithstanding Section 8(a), a Qualified Marketmaker that acquires any Creditor Claims with the purpose and intent of acting as a Qualified Marketmaker for such Creditor Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Creditor Claims if: (i) such Qualified Marketmaker subsequently transfers such Creditor Claims (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor, (ii) the transferee otherwise is a Permitted Transferee under Section 8(a), and (iii) the Transfer otherwise is permitted under Section 8(a). To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Creditor Claims that the Qualified Marketmaker acquires from a holder of Creditor Claims who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.
(f)    The Company understands that the Consenting Creditors are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or the deal team within the business group(s) of the Consenting Creditor that principally manage and/or supervise the Consenting Creditor’s investment in the Company, and shall not apply to any other trading desk, deal team, or business group of the Consenting Creditor, so long as they are not acting at the direction or for the benefit of such Consenting Creditor, or in connection with such Consenting Creditor’s investment in the Company.
(g)    Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Creditor that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Consenting Creditor shall be a Consenting Creditor, as applicable, hereunder solely with respect to the Creditor Claims, as applicable, listed on such signature pages and shall not be required to comply with this Agreement for any other Creditor Claims it may hold from time to time in its role as a Qualified Marketmaker.
(h)    Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.
Section 9.    Termination of Agreement.
(a)    Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party:
(i)    upon the occurrence of the Closing Date; and
(ii)    if all reasonable and documented fees and expenses of all of the Ad Hoc Group Advisors through and including the TSA Effective Date have not been paid on or before the date that is one (1) calendar day following the TSA Effective Date.
(b)    Consenting Sponsor Termination Events. On any date prior to the Closing Date, this Agreement may be terminated with respect to the Consenting Sponsor, by the Consenting Sponsor, in each case, by the delivery to the Company and to the other Parties of a written notice in accordance with Section 23, stating in reasonable detail the basis for such termination, upon the occurrence and continuation of any of the following events:
(i)    the breach in any material respect by a Consenting Creditor of any of the representations, warranties, or covenants of the Consenting Creditor set forth in this Agreement that (A) is materially adverse to the Consenting Sponsor and (B) remains uncured for a period of five (5) Business Days after the Consenting Sponsor transmits a written notice in accordance with Section 23 hereof detailing any such breach, if the non-breaching Consenting Creditors hold less than 50.01% of the aggregate principal amount of all Creditor Claims held by the Consenting Creditors in the aggregate;
(ii)    the Company (A) publicly announces, or announces to any of the Parties or other holders of Claims and Interests, its intention to withdraw from the Transaction or not support the Transaction or to support an Alternative Transaction or (B) provides notice that it is exercising its rights pursuant to Section 7.
(iii)    the Company, without the consent of the Consenting Sponsor (A) commences a voluntary case under the Bankruptcy Code; (B) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or the property or assets of the Company; (C) seeks any arrangement, adjustment, protection or relief of its debts; or (D) makes any general assignment for the benefit of its creditors;
(iv)    (A) the commencement of an Involuntary Proceeding against the Company under the Bankruptcy Code or (B) a court of competent jurisdiction enters a Receivership Order; provided, that this termination right may not be exercised by any Party that sought or requested to terminate their obligations under this Agreement if such Party commenced such Involuntary Proceeding or sought such Receiver Order;
(v)    the termination of this Agreement by the Company pursuant to Section 9(d) or the Consenting Creditors pursuant to Section 9(c); and
(vi)    the board of directors, board of managers, or such similar governing body of the Consenting Sponsor determines, after consulting with counsel, in accordance with Section 7, that (i) proceeding with the Transaction (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties or applicable Law, and (ii) the Consenting Sponsor is in compliance with the terms of this Agreement; provided, however, that if the Consenting Sponsor terminates this Agreement pursuant to this Section 9(b)(vi) (A) to pursue an Alternative Transaction, the Consenting Sponsor shall pay the

Termination Fee on the earlier of (1) five (5) Business Days after such termination or (2) no later than the date that is three (3) Business Days after such Alternative Transaction Consummation or (B) for any reason other than to pursue an Alternative Transaction and an Alternative Transaction Consummation occurs within six (6) months after such termination, the Consenting Sponsor shall pay the Termination Fee no later than the date that is three (3) Business Days after such Alternative Transaction Consummation; provided further, however, that in no event shall the Termination Fee be payable more than once.
(c)    Consenting Creditor Termination Events. On any date prior to the Closing Date, this Agreement may be terminated by the Requisite Consenting Creditors by the delivery to each of the other Parties of a written notice in accordance with Section 23, stating in reasonable detail the basis for such termination, upon the occurrence and continuation of any of the following events:
(i)    the breach by the Company of any of the representations, warranties, or covenants of the Company set forth in this Agreement;
(ii)    the breach in any respect by the Consenting Sponsor of any of the representations, warranties, or covenants of the Consenting Sponsor set forth in this Agreement;
(iii)    the failure of the Company to provide responses to Diligence Requests within the timelines set forth in Section 6(a)(iv);
(iv)    at any time after the TSA Effective Date, the Requisite Consenting Creditors (in consultation with the Ad Hoc Group Advisors) determine, in their sole discretion, that the information and documentation included in the responses to the Diligence Requests is insufficient or unsatisfactory for purposes of consummating the Transaction;
(v)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of or rendering illegal the Transaction or any material portion thereof, and such ruling, judgment, or order has not been reversed or vacated within fourteen (14) days after such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(vi)    the Company (A) publicly announces, or announces to any of the Parties or other holders of Claims and Interests, its intention to withdraw from the Transaction or not support the Transaction or to support an Alternative Transaction or (B) provides notice that it is exercising its rights pursuant to Section 7;
(vii)    the Company, without the consent of the Requisite Consenting Creditors (A) commences a voluntary case under the Bankruptcy Code; (B) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or the property or assets of the Company; (C) seeks any arrangement, adjustment, protection or relief of its debts; or (D) makes any general assignment for the benefit of its creditors;
(viii)    (A) the commencement of an Involuntary Proceeding against the Company or (B) a court of competent jurisdiction enters a Receivership Order; provided that this termination right may not be exercised by any Party that sought or requested to terminate their obligations under this Agreement if such Party commenced such Involuntary Proceeding or sought such Receiver Order;
(ix)    the Company seeks, solicits, proposes, or supports an Alternative Transaction;
(x)    any Definitive Document shall be executed by the Company, or shall be amended or otherwise modified, in a form inconsistent with the standards set forth in this Agreement;
(xi)    the occurrence of a Default or Event of Default (as those terms are used in the Existing Funded Debt Documents) other than a Default or Event of Default contemplated by, arising from, or related to the Transaction or actions taken by the Company as required by this Agreement;
(xii)    the Closing Date does not occur on or before the Outside Date unless waived or otherwise agreed to by the Requisite Consenting Creditors in accordance with the terms hereof;
(xiii)    the termination of this agreement by the Company pursuant to Section 9(d), or the Consenting Sponsor pursuant to Section 9(b);
(xiv)    the Consenting Sponsor, takes an action inconsistent in any material respect with this Agreement;
(xv)    the Company fails to pay all reasonable and documented fees and out of pocket expenses of the Ad Hoc Group Advisors in accordance with their respective fee letters, and such failure to pay or perform under the Ad Hoc Group Advisors’ respective fee letters remains uncured for a period of two (2) Business Days; and
(xvi)    the Milestones have not been achieved, extended, or waived by the date identified for completion of such Milestone (as such date may be extended or waived).
(d)    Company Termination Events. On any date prior to the Closing Date, this Agreement may be terminated by the Company by the delivery to each of the other Parties of a written notice in accordance with Section 23, stating in reasonable detail the reasons for such termination, upon the occurrence and continuation of any of the following events:
(i)    the breach in any material respect by a Consenting Creditor of any of the representations, warranties, or covenants of the Consenting Creditor set forth in this Agreement that remains uncured for a period of five (5) Business Days after the Company transmits a written notice in accordance with Section 23 hereof detailing any such breach, if the non-breaching

Consenting Creditors hold less than 50.01% of the aggregate principal amount of all Creditor Claims held by the Consenting Creditors in the aggregate;
(ii)    the board of directors, board of managers, or such similar governing body of the Company determines, after consulting with counsel, in accordance with Section 7, that (i) proceeding with the Transaction (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties or applicable Law, including to pursue an unsolicited Alternative Transaction Proposal in accordance with Section 7 and (ii) the Company is in compliance with the terms of this Agreement; provided, however, that if the Company terminates this Agreement pursuant to this Section 9(d)(ii) (A) to pursue an Alternative Transaction, the Company shall pay the Termination Fee on the earlier of (1) five (5) Business Days after such termination or (2) no later than the date that is three (3) Business Days after such Alternative Transaction Consummation or (B) for any reason other than to pursue an Alternative Transaction and an Alternative Transaction Consummation occurs within six (6) months after such termination, the Company shall pay the Termination Fee no later than the date that is three (3) Business Days after such Alternative Transaction Consummation; provided further, however, that in no event shall the Termination Fee be payable more than once.
(iii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of or rendering illegal the Transaction or any material portion thereof, and such ruling, judgment, or order has not been reversed or vacated within fourteen (14) days after such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; or
(iv)    the Closing Date does not occur on or before the Outside Date unless waived or otherwise agreed to by the Company in accordance with the terms hereof.
(e)    Mutual Termination. This Agreement may be terminated by mutual agreement of the Consenting Sponsor, the Company, and the Consenting Creditors upon the receipt of written notice delivered in accordance with Section 23. No Party shall be entitled to exercise a termination right afforded to it under this Agreement where that Party’s action is required to satisfy a condition, or whose act, or failure to act, gives rise to a breach or a failure of a condition, in each case, that gives rise to such termination right.
(f)    Effect of Termination.
(i)    The earliest date on which termination of this Agreement is effective in accordance with this Section 9 shall be referred to as a “Termination Date.”
(ii)    Except as provided in Section 18, upon the occurrence of the Termination Date or a termination pursuant to Section 9(a), Section 9(b), Section 9(c), or Section 9(d), all Parties’ obligations under this Agreement shall be terminated effective immediately and, in each case, such Party or Parties shall be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from any obligations under this Agreement which expressly survive termination pursuant to Section 18 or a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any Termination Date, any direction or consent given by a Consenting Creditor or the Consenting Sponsor prior to such termination shall automatically be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this Agreement or otherwise and such directions and consents may be changed (without the need to seek an order of a court of competent jurisdiction or consent from the Company or any other applicable Party allowing such change).
Section 10.    Definitive Documents; Good Faith Cooperation; Further Assurances.
Subject to, and without limiting the terms and conditions described herein, during the Support Period, each Party, severally and not jointly, hereby covenants and agrees to reasonably cooperate with each other in good faith in connection with the negotiation, drafting, execution and delivery (in the case of execution and delivery, to the extent such Party is a party thereto) of the Definitive Documents in accordance with Section 2 hereof. Furthermore, subject to and without limiting the terms and conditions hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and executing and delivering any other necessary agreements or instruments.
Section 11.    Representations and Warranties.
(a)    Mutual Representations and Warranties. Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date such Party becomes a party hereto):
(i)    such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has, as applicable, all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by, as applicable, all necessary corporate, limited liability company, partnership, or other similar action on its part;
(ii)    the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party (after giving effect to the Transaction as contemplated hereby);
(iii)    the execution, delivery, and performance by such Party of this Agreement, except as expressly provided in this Agreement (including the applicable Term Sheet), does and will not require the consent or approval by any other person or entity, except for any consent or approval obtained prior to, or contemporaneously with, the TSA Effective Date (including the consents and approvals provided for herein and in the Definitive Documents); and
(iv)    this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court of competent jurisdiction.
(b)    Consenting Creditors’ Representations and Warranties. Each Consenting Creditor, severally and not jointly, represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto), such Consenting Creditor:
(i)    is the beneficial owner of the aggregate principal amount of Creditor Claims set forth below its name on the signature page hereof;
(ii)    such Creditor Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(iii)    it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Creditor Claims; and/or
(iv)    does not directly or indirectly own any Creditor Claims other than as identified below its name on its signature page hereof; provided, that it shall not be deemed a breach of this Section 11(b)(iv) if a Consenting Creditor is an affiliate of an individual fund that cannot execute this Agreement or participate in the Transaction for structural reasons.
(c)    Consenting Sponsor’s Representations and Warranties. The Consenting Sponsor represents and warrants to the Company that, as of the date hereof:
(i)    it is the indirect beneficial owner of the aggregate amount of approximately 99% of the voting Interests in DSG;
(ii)    such Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way the Consenting Sponsor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(iii)    it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Interests; and/or
(iv)    does not directly or indirectly own any voting Interests in DSG other than as described in clause (i) of this Section.
(d)    Company Representations and Warranties. The Company represents and warrants to the other Parties that neither it nor any of its Affiliates has entered into any agreements with any party regarding a sale or Alternative Transaction of the Company that have not been disclosed to all Parties to this Agreement.
Section 12.    Conditions Precedent to Closing Date.
The occurrence of the Closing Date shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:
(a)    the Agreement shall not have been terminated in accordance with its terms;
(b)    the TSA Effective Date shall have occurred;
(c)    all governmental, regulatory and third party notifications, filings, waivers, authorizations, and consents necessary or required to be obtained by the Company for the consummation of any part of the Transaction shall have been made or received, shall be in full force and effect, shall not be subject to unfulfilled conditions or contingencies, and shall be reasonably acceptable to the Consenting Sponsor and the Requisite Consenting Creditors;
(d)    the execution of each of the Definitive Documents, which, in each case, shall be in form and substance (i) Consistent in all Material Respects with the Term Sheet; (ii) consistent with the terms of this Agreement; and (iii) with respect to any provisions not addressed by the Term Sheet or this Agreement, (A) in form and substance reasonably acceptable to the Company and the Consenting Sponsor (subject to the Consenting Sponsor Consent Right) and (B) in form and substance acceptable to the Consenting Creditors it being agreed that the exhibits attached hereto are acceptable to the Parties;
(e)    all conditions precedent to the effectiveness of each of the Definitive Documents shall have occurred;
(f)    no temporary restraining order, preliminary or permanent injunction, judgment or other order preventing the consummation of any part of the Transaction shall have been entered, issued, rendered or made by any party other than a Party, nor shall any proceeding seeking any of the foregoing by any party other than a Party be commenced or pending; nor shall there be any law, rule or regulation promulgated, enacted, entered, enforced or deemed applicable to the Company which makes the consummation of any part of the Transaction illegal, void or rescinded;
(g)    the representations and warranties of the Company in this Agreement and each Definitive Document shall be true and correct in all material respects (without regard and without giving effect to any materiality or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty)) as of the Closing Date and the Company shall have delivered to the Consenting Sponsor and the Consenting Creditors a written and signed certificate from a responsible executive officer of the Company confirming the same;
(h)    the Company shall have complied with its covenants and obligations under this Agreement and the other Definitive Documents to be performed prior to the Closing Date, and the Company shall have delivered to the Consenting Sponsor and the Consenting Creditors a written and signed certificate from a responsible executive officer of the Company confirming the same;
(i)    the Company shall have delivered to the Consenting Sponsor and the Consenting Creditors a written and signed certificate from a responsible executive officer of the Company confirming that, subject to those conditions precedent that will be satisfied on the Closing Date, all conditions precedent to the occurrence of the Closing Date set forth in this Agreement and the other Definitive Documents have been satisfied (or if any such conditions precedent have not been satisfied, identifying such unsatisfied conditions precedent);
(j)    the Company shall have paid all reasonable and documented fees and out of pocket expenses of the Ad Hoc Group Advisors in accordance with this Agreement, their respective fee letters or client engagement letters for which an invoice has been received by the Company on or before the date that is one (1) Business Day prior to the Closing Date; and
(k)    the Consent Threshold shall have been satisfied.
Any of the foregoing conditions may be waived only by the Consenting Sponsor, the Requisite Consenting Creditors, and the Company; provided, however, no Party shall have the right to waive any condition where that Party’s action is required to satisfy a condition, or whose act, or failure to act, gives rise to a breach or a failure of a condition, in each case, as of the Closing Date.
Section 13.    Mutual Release.
    Effective as of the Closing Date, each Releasing Party (on behalf of itself and its Affiliates and each of its and its Affiliates’ respective Representatives) shall conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge, to the fullest extent permitted by Law, each Released Party from any and all Claims and Causes of Action, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature of description, and whether in law or in equity, under contract, tort, statute or otherwise, that such Person(s) would have been legally entitled to assert (whether individually or collectively or directly or derivatively), based in whole or in part on any act, omission, transaction, event or other occurrence taking place up to and including the Closing Date, in connection with or related to: (1) the Transaction; (2) the formulation, preparation, dissemination, negotiation or execution of the Agreement, any Definitive Documents or any related agreement(s) or documents; (3) the implementation of the Transaction in accordance with the Agreement (including, without limitation, the issuance of any debt securities or the distribution of any other property in relation thereto); or (4) any other related act or omission, transaction, agreement, event or other occurrence taking place on or before the Closing Date, solely with respect to the Transaction. Nothing in this Agreement shall constitute a release of any Claims or Causes of Action (i)

against any Party who fails to execute and deliver any document required to be executed and delivered by such Party to effectuate this Agreement or any other Definitive Documents or the Transaction and (ii) arising from or relating to any action or inaction that is determined by a final order of a court of competent jurisdiction to constitute actual fraud, willful misconduct, gross negligence, or a criminal act.
Section 14.    Disclosure; Publicity.
The Company shall provide the Ad Hoc Group Advisors and the Consenting Sponsor a reasonable opportunity (but no less than one (1) Business Day) to comment on any press releases and public filings (including in a Form 8-K, 10-K or 10-Q filing of the Consenting Sponsor) that include the terms of this Agreement or any amendment to the terms of this Agreement. The Company may disclose the existence of, or the terms of, this Agreement or any other material term of the Transaction without the express written consent of the other Parties; provided, however, that no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party) other than advisors to the Company and the Ad Hoc Group Advisors the principal amount or percentage of any Creditor Claims, without such Party’s prior written consent, except as required by law or otherwise permitted under the terms of any other agreement between the Company, on the one hand, and any Consenting Creditor, on the other hand; provided that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant disclosing Party) and (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Creditor Claims held by all the Consenting Creditors collectively. Any public filing of this Agreement (including in Form 8-K, 10-K or 10-Q filing of the Consenting Sponsor) that includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the amount of Creditor Claims held by each Consenting Creditor; provided that the holdings disclosed in such signature pages may be filed in unredacted form under seal.
Section 15.    Amendments and Waivers.
(a)    This Agreement, including the Term Sheet, may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 15; provided that the modification, amendment, supplement or waiver of the Outside Date shall be governed pursuant to the definition of “Outside Date”.
(b)    This Agreement, including the Term Sheet, may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (email being sufficient) signed by each of: (i) the Company and (ii) the Requisite Consenting Creditors; provided that, the Consenting Sponsor’s consent shall be required to the extent any such modification, amendment, supplement, or waiver materially and adversely affects, directly or indirectly, the rights proposed to be granted to, or received by the Consenting Sponsor pursuant to this Agreement; provided, further that that any modification, amendment, supplement or waiver that adversely and disproportionately affects, directly or indirectly, a Backstop Party relative to any other Backstop Party shall require the consent of such affected Backstop Party; provided, further that the modification, amendment, supplement or waiver of the Outside Date shall be governed pursuant to the definition of “Outside Date”.

(c)    Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 15 shall be ineffective and void ab initio.
(d)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law.
Section 16.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to any conflicts of law principles which would permit or require the application of the law of any other jurisdiction.
(b)    Each of the Parties irrevocably agrees for itself that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Transaction. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in New York as described herein. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement or the Transaction, (i) that any claim is not personally subject to the jurisdiction of the courts in New York as described herein for any reason and (ii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN

THIS SECTION 16. ANY DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 17.    Specific Performance/Remedies.
It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction, which may be a bankruptcy court, requiring any Party to comply promptly with any of its obligations hereunder. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedies.
Section 18.    Survival.
Notwithstanding the termination of this Agreement pursuant to Section 9, the agreements and obligations of the Parties set forth in the following Sections: Section 9(b)(vi), Section 9(d)(ii), Section 9(f), Section 13, Section 14, Section 16, Section 17, Section 18, Section 19, Section 20, Section 21, Section 22, Section 23, Section 24, Section 25, and Section 26 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties, and/or, subject to Section 20, such other relevant third-party beneficiaries, in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.
Section 19.    Successors and Assigns; Severability; Several Obligations.
This Agreement is intended to bind and inure to the benefit of each of the Parties and their respective predecessors, successors, permitted assigns, heirs, executors, administrators, and representatives; provided that nothing contained in this Section 19 shall be deemed to permit Transfers of interests in the Creditor Claims other than in accordance with the express terms of this Agreement. Notwithstanding anything to the contrary herein, the agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and neither joint nor joint and several with respect to each Party, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Party for the obligations of another.
Section 20.    No Third-Party Beneficiaries.
Unless expressly stated or referred to herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.
Section 21.    Prior Negotiations; Entire Agreement.
This Agreement, including the exhibits and schedules hereto (including the Term Sheet), together with the other Definitive Documents, constitutes the entire, integrated agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Consenting Sponsor and each Party shall continue in full force and effect in accordance with its terms.

Section 22.    Counterparts.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.
Section 23.    Notices.
All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier, or by registered or certified mail (return receipt requested) to the following addresses:
(a)    If to the Company, to:

Diamond Sports Group, LLC 10706 Beaver Dam Road Hunt Valley, MD 21030
Attention:	Steven Rosenberg, President (steve.rosenberg@ballysports.com)

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007
Attention:	Andrew N. Goldman (andrew.goldman@wilmerhale.com) Justin Ochs (justin.ochs@wilmerhale.com) Benjamin Loveland (benjamin.loveland@wilmerhale.com)

(b)    If to a Consenting Creditor or a transferee thereof, to the addresses set forth below such Consenting Creditor’s signature (or as directed by any transferee thereof), as the case may be, and, if to the Ad Hoc Group, with a copy to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166
Attention:	Scott J. Greenberg Steven A. Domanowski Jeremy D. Evans (SGreenberg@gibsondunn.com) (SDomanowski@gibsondunn.com) (JEvans@gibsondunn.com)

(c)    If to the Consenting Sponsor, to:

Sinclair Broadcast Group, Inc. 10706 Beaver Dam Road Hunt Valley, MD 21030
Attention:	Christopher S. Ripley, Chief Executive Officer David B. Gibber, Senior Vice President and General Counsel
(csripley@sbgtv.com) (dbgibber@sbgtv.com)

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Philip Richter
(philip.richter@friedfrank.com)

Any notice given by electronic mail, facsimile, delivery, mail, or courier shall be effective when received.
Section 24.    Reservation of Rights; No Admission.
(a)    Nothing contained herein shall (i) limit (A) the ability of any Party to consult with other Parties or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in or related to the Transaction before a court of competent jurisdiction, in each case, so long as such consultation or appearance is not inconsistent with such Party’s obligations hereunder, or, to the extent such Transaction is consistent with this Agreement, under the terms of the Transaction; (ii) limit the ability of any Party to sell or enter into any transactions in connection with the Claims and Interests, subject to the terms of Section 8; (iii) limit the rights of any Consenting Creditor under the Existing Funded Debt Documents or any agreements executed in connection therewith, except to the extent exercise of any such rights are inconsistent with the terms of this Agreement as applicable to each such Consenting Creditor; (iv) constitute a waiver or amendment of any provision of the Existing Funded Debt Documents or any agreements executed in connection therewith except as expressly set forth herein; or (v) constitute a waiver or amendment of any applicable law or agreements except as expressly set forth herein.
(b)    Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its Claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries, including by asserting or raising any objection permitted under this Agreement in connection with the Transaction, enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement. This Agreement and the transactions contemplated thereby are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any Claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses that it has asserted or could assert.
Section 25.    Relationship Among Parties.
(a)    For the avoidance of doubt, the Consenting Sponsor and the Consenting Creditors act in their individual capacities and not as agent, trustee, or in any other fiduciary capacity with respect to any other Party.
(b)    It is understood and agreed that the Consenting Sponsor and each Consenting Creditor have no duty of trust or confidence in any kind or form with any other Party or other person as a result of this Agreement. In this regard, it is understood and agreed that any Party may trade in any Claims or Interests, or other debt of the Company without the consent of the Company or any other Party, but subject to the Existing Funded Debt Documents, as applicable, the terms of this Agreement, and any confidentiality agreement entered into with the Company; provided that no Party shall have any responsibility for any such trading to any other person or entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as such a “group.”
(c)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any Party or representative of a Party that becomes a member of a statutory committee that may be established in any proceeding before a court of competent jurisdiction to take any action, or to refrain from taking any action, in such person’s capacity as a statutory committee member; provided that nothing in this Agreement shall be construed as requiring any Party to serve on any statutory committee that may be established in any proceeding before a court of competent jurisdiction.
Section 26.    Consents and Acknowledgments.
(a)    Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.
(b)    By executing this Agreement, each Consenting Creditor forbears from exercising remedies with respect to any “Default” or “Event of Default” as defined under the Existing Funded Debt Documents contemplated by, arising from, or related to the Company’s entry into this Agreement or the other documents related to this Agreement and the transactions contemplated in this Agreement (including the Definitive Documents and the Transaction, respectively), and agrees to direct the Agent or Trustees to not exercise remedies to the extent that any other creditor directs the Agent or Trustees to exercise such remedies; it being understood and agreed that this waiver shall be terminated and be without any further force and effect upon the termination of this Agreement without the occurrence of the Closing Date.
(c)    Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Party acknowledges, agrees, and represents to the other Parties that it (i) (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person as defined in Regulation S of the Securities Act or (C) an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act; (ii) has such knowledge and experience in financial and business matters that such Party is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Transaction and understands and is able to bear any economic risks with such investment; (iii) has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify such information; (iv) is acquiring the securities contemplated by this Agreement for investment for its own account, and not with the view to or for distribution or resale in violation of the Securities Act and any applicable state securities or “blue sky” Laws, and has no present intention of distributing any of such securities in violation of the Securities Act or any applicable state securities or “blue sky” Laws (this representation and warranty not limiting such Party’s right to sell such securities in compliance with applicable federal and state securities laws); (v) understands that the securities contemplated by this Agreement have not been registered under the Securities Act as of the date hereof and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; and (vi) is not acquiring the securities contemplated by this Agreement as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
(d)    Each Party acknowledges for the benefit of the Company (including for the benefit of any person acting on behalf of any of the Company, including any financial or other advisor of any of the foregoing) that (i) it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the acquisition of the Transaction contemplated hereby and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Party to evaluate the merits and risks of the acquisition of the Transaction contemplated hereby, and (ii) it has made its own independent assessment, to its satisfaction, concerning any and all legal, regulatory, tax, credit, business and financial considerations with respect to the Company and the Transaction (including in connection with its participation in any of the Transaction contemplated hereby), without reliance on any statement of any other Party or Entity (or such other Party’s or Entity’s financial or other advisors).
Section 27.    Additional Parties.
Without in any way limiting the requirements of Section 8 of this Agreement, additional Consenting Creditors may elect to become Parties upon execution and delivery to the other Parties of a Joinder Agreement. Such additional Parties shall become a Consenting Creditor under this Agreement in accordance with the terms of this Agreement.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature Pages Follow]

Diamond Sports Group, LLC
By:	/s/ Steven Rosenberg
Name:	Steven Rosenberg
Title:	President
[Company Signature Page to Transaction Support Agreement]

[Consenting Creditor Signature Pages Redacted]

[Lender Signature Page to Transaction Support Agreement]

CONSENTING SPONSOR: Sinclair Broadcast Group, Inc. By: /s/ Christopher S. Ripley Name: Christopher S. Ripley Title: Chief Executive Officer
[Consenting Sponsor Signature Page to Transaction Support Agreement]

Schedule 1
DSG Affiliates

1.    Diamond Sports Topco LLC
2.    Diamond Digital Group, LLC
3.    Diamond Sports Holdings LLC
4.    Diamond Sports Intermediate Holdings A, LLC
5.    Diamond Sports Intermediate Holdings LLC
6.    Diamond Sports Finance Company
7.    Sports Network, LLC
8.    Sports Network II, LLC
9.    Diamond Sports Net, LLC
10.    Diamond Sports Finance SPV, LLC
11.    Diamond Ohio Holdings, LLC
12.    Diamond Ohio Holdings II, LLC
13.    Fastball Sports Productions, LLC
14.    Diamond Sports Net Ohio, LLC
15.    Diamond Sports Net Cincinnati, LLC
16.    Seven Hills Media Company, LLC
17.    Diamond Sports Net West 2, LLC
18.    Diamond Sports Net Arizona Holdings, LLC
19.    Diamond Sports Net Arizona, LLC
20.    Diamond College Sports, LLC
21.    FRSM Holdings, LLC
22.    Diamond Sports Net Detroit, LLC
23.    Diamond Mobile Holdings, LLC
24.    Sports Holding, LLC

25.    ARC Holding Ltd.
26.    Diamond St. Louis Holdings LLC
27.    Diamond Sports Net St. Louis, LLC
28.    Diamond Sports Kansas City, LLC
29.    Diamond San Diego Holdings, LLC
30.    SoCal SportsNet, LLC
31.    RSNCO LLC
32.    Diamond West Holdings, LLC
33.    Diamond Sports Net West, LLC
34.    Diamond Southern Holdings, LLC
35.    Diamond-BRV Southern Sports Holdings, LLC
36.    SportSouth Network, LLC
37.    SportSouth Network II, LLC
38.    Sunshine Holdco, LLC
39.    Diamond Sports Sun, LLC
40.    Diamond Sports Net North, LLC
41.    Diamond Sports Net Florida, LLC

Exhibit A
Term Sheet

EXECUTION VERSION

DIAMOND SPORTS GROUP
TRANSACTION TERM SHEET JANUARY 13, 2022
This term sheet (the “Term Sheet”) sets forth the principal terms of a transaction (the “Transaction”) with respect to Diamond Sports Group, LLC, a Delaware limited liability company (“DSG”) and each of its Affiliates listed on Schedule 1 to the Transaction Support Agreement (“TSA”) (together with DSG, collectively, the “Company”). Capitalized terms not otherwise defined herein have the meanings ascribed in the TSA.
THIS TERM SHEET IS SUBJECT TO THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE ACCEPTABLE TO THE AD HOC GROUP. THIS TERM SHEET IS A SUMMARY OF CERTAIN TERMS AND CONDITIONS AND DOES NOT PURPORT TO BE COMPREHENSIVE OR INCLUDE ALL TERMS THAT MAY BE SET FORTH IN THE DEFINITIVE DOCUMENTATION. THIS TERM SHEET AND THE TSA ARE CONFIDENTIAL AND, EXCEPT TO THE EXTENT AGREED TO BY THE AD HOC GROUP, SHALL NOT BE DISCLOSED TO ANY PERSON OTHER THAN THE PARTIES TO THE TSA AND THEIR RESPECTIVE ATTORNEYS AND OTHER ADVISORS AND THEN ONLY ON A CONFIDENTIAL BASIS AND FOR THE SOLE PURPOSE OF EVALUATING AND ADVISING AS TO THE TRANSACTION. THIS TERM SHEET IS PROFFERED IN THE NATURE OF A SETTLEMENT PROPOSAL IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS INTENDED TO BE ENTITLED TO THE PROTECTIONS OF FEDERAL RULE OF EVIDENCE 408 AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES. THIS TERM SHEET IS BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE TRANSACTION. NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH A FULL RESERVATION AS TO ALL RIGHTS, REMEDIES, CLAIMS OR DEFENSES OF THE AD HOC GROUP.
THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER OF SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS UNDER ANY PROCESS UNDER APPLICABLE LAW, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES AND/OR OTHER APPLICABLE LAW. THIS TERM SHEET DOES NOT CONSTITUTE (AND SHALL NOT BE DEEMED TO CONSTITUTE) AN OFFER OR COMMITMENT TO ENTER INTO AN AMENDMENT OR PROVIDE ANY FINANCING, AND ANY SUCH OFFER IS SUBJECT TO APPROVAL AND CONSENT OF THE AD HOC GROUP IN ALL RESPECTS, INCLUDING WITH RESPECT TO AGREEMENT ON ALL APPLICABLE DEFINITIVE DOCUMENTATION, THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTATION, THE COMPLETION OF SATISFACTORY DILIGENCE AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE CONDITIONS PRECEDENT SET FORTH HEREIN AND OTHERWISE IN THE DEFINITIVE DOCUMENTATION AND ALL OTHER TERMS AND CONDITIONS SET FORTH IN SUCH AGREED DEFINITIVE DOCUMENTATION.

Transaction Overview
Transaction Overview
•    DSG shall enter into a new money superpriority first lien term loan facility (the “First Lien Facility”) of $600 million in new money term loans
•    Holders of (i) term loans outstanding under the Existing Credit Agreement (the “Existing Term Loans”), (ii) revolving loans and commitments outstanding under the Existing Credit Agreement (the “Existing RCF”), and (iii) notes outstanding under the 5.375% Secured Notes Indenture and the 12.75% Secured Notes Indenture, respectively (collectively, the “Existing Secured Notes”) shall exchange (collectively, the “Exchanges”):
•    (i) Existing Term Loans into senior secured second lien term loans (the “Exchange Second Lien Term Loan”);
•    (ii) Existing RCF into senior secured second lien revolving loans and commitments, including letter of credit and swingline sub-facilities (the “Second Lien RCF”) under the same second lien credit facilities as the Exchange Second Lien Term Loan (such facilities, collectively, the “Second Lien Credit Facilities”); and
•    (iii) Existing Secured Notes into second lien secured notes (the “Exchange Second Lien Notes” and, together with the Second Lien Credit Facilities, the “Second Lien Debt”)
•    Exchanges into Second Lien Debt to be offered to all Consenting Term Lenders, Consenting Noteholders, and Existing RCF regardless of whether such Consenting Term Lender, Consenting Noteholder, or Existing RCF holder provides new money in connection with the First Lien Facility
•    Existing Term Loans, Existing RCF, and Existing Secured Notes held by non-consenting holders that do not participate in or consent to the Exchanges will be ranked as third lien loans and notes, respectively (the “Third Lien Debt”), and remain under their existing documentation, subject to the amendments described herein

First Lien New Money Facility
Facility Size	• $600 million in first priority new money term loans
Borrower/Guarantors
•    Borrower: Diamond Sports Group, LLC (the “Borrower”)
•    Guarantors: All current and future domestic wholly-owned material subsidiaries (including, without limitation, each guarantor under the Existing Credit Agreement and Existing Secured Notes documents) (collectively, together with the Borrower, the “Loan Parties”)

Lenders
•    Backstopped by certain members of the ad hoc group (the “Backstop Parties”), each on a pro rata basis, but available to all Consenting Term Lenders, Consenting Noteholders, and Existing RCF holders pro rata, on a post-closing syndication basis

Use of Proceeds
•    Proceeds of First Lien Facility must be used for general corporate and working capital purposes, including funding the operating needs of DSG, other capital expenditures, and any other purpose permitted under the First Lien Facility and/or Second Lien Debt
•    For the avoidance of doubt, proceeds of the First Lien Facility cannot be used to pay, purchase, repurchase, prepay, repay, exchange, refinance, or take any other similar action with respect to junior debt

Priority / Ranking
•    First Lien Facility shall consist of superpriority first lien term loans which, for the avoidance of doubt, shall be secured by first priority liens, which shall be senior in lien priority to the liens securing the Second Lien Debt and the liens securing the Third Lien Debt, respectively

Security / Collateral
•    The First Lien Facility shall be secured by a first priority lien on:
•    All assets of DSG (other than exceptions agreed to by the Ad Hoc Group such as excluded accounts or pledge/perfection prohibited by contract or applicable law or regulation)
•    All assets currently pledged and perfected under the Existing Credit Agreement
•    All assets currently pledged and not perfected under the Existing Credit Agreement (including DACAs over all Loan Party deposit accounts, subject to certain customary exclusions as agreed to by the Ad Hoc Group)
•    All currently unencumbered assets (subject to certain customary exclusions as agreed to by the Ad Hoc Group), including, to the extent applicable, pledges of 100% of the equity interests in (i) any subsidiaries that, on the closing date, are first-tier foreign subsidiaries of the Loan Parties and (ii) any first-tier foreign subsidiary of any Loan Party which is formed or acquired after the closing date
•    100% of the equity interests in non-wholly owned subsidiaries held by any of the Loan Parties
•    100% of equity owned by any of the Loan Parties in any JV, subject to certain customary exclusions as agreed to by the Ad Hoc Group
•    Customary exclusions to be agreed between Ad Hoc Group and DSG, but for the avoidance of doubt, even if DSG determines not to perfect an asset based on agreed to customary exceptions (i.e., materially adverse tax consequences, etc.), Required Lenders under either the First Lien Facility or Second Lien Debt will be entitled to direct DSG and the agent to perfect
•    Any customary “carveouts” will only be applicable to issues of perfection and not the pledge or grant of collateral
•    No assets can be pledged to the Second Lien Debt or Third Lien Debt without also being pledged to the First Lien Facility

Documentation Principles
•    First Lien Facility to be documented in a separate credit agreement
•    New intercreditor agreement to evidence (i) First Lien Facility lien priority over Second Lien Debt and Third Lien Debt, respectively, and (ii) Second Lien Debt lien priority over Third Lien Debt

Interest	• L + 800 bps (100 bps floor); but with Term SOFR, subject to credit spread adjustment(s) to be agreed by the Ad Hoc Group, in lieu of LIBOR
Backstop Premium	• 400 bps, payable to the Backstop Parties at closing
OID	• 3.0% (issued at 97% of par)

Amortization	• 1.0% per annum, commencing with first full fiscal quarter after closing date
Tenor	• 91 days prior to the Existing Credit Agreement (May 2026)
Call Protection
•    NC3 (T+50 make-whole) / 107 until one year prior to maturity / par; in each case, payable upon voluntary payment, prepayment or repayment, or any conversion, termination, and/or acceleration of the loans for any reason, including, without limitation, acceleration by operation of law and/or as a result of any automatic acceleration (which shall be deemed a voluntary prepayment)
•    Make-whole / call protection language to be in form and substance acceptable to the Ad Hoc Group, and in any event include acceptable bankruptcy protections

Mandatory Prepayments
•    Substantially consistent with the Existing Credit Agreement and transactions of this type, in each case, acceptable to the Ad Hoc Group, including, without limitation:
•    $150 million consideration threshold for asset sales, subject to no Default or Event of Default
•    Minimum threshold of $50 million to trigger “Prepayment Event”
•    365 plus 180 day reinvestment period
•    During reinvestment period, Loan Parties not able to use proceeds to pay, purchase, repurchase, prepay, repay, exchange, refinance, or take any other similar action with respect to junior debt or make investments, other than actual reinvestments in replacement assets or assets useful in the business
•    If assets sold constitute Collateral, replacement assets or additional assets acquired, if any, must also be Collateral

Maintenance Covenant	• Minimum Liquidity Covenant of $25 million (defined as book cash plus availability under the Second Lien RCF), to be tested quarterly

Affirmative Covenants
•    Substantially consistent with the Existing Credit Agreement and usual and customary for transactions of this type, in each case, acceptable to the Ad Hoc Group, including, without limitation, that proceeds of the First Lien Facility cannot be used to pay, purchase, repurchase, prepay, repay, exchange, refinance, or take any other similar action with respect to junior debt
•    From and after closing, DSG will provide SBGI with such financial, tax and other information regarding DSG and its business that SBGI may reasonably request, consistent with past practice

Negative Covenants	• Acceptable in all respects to the Ad Hoc Group, including, without limitation, those covenant terms included on Annex A attached hereto
DTC Development and Equity Ownership
•    DTC Application to be developed at and remain owned by a Loan Party, with any further changes to structure in future subject to consent of the Supermajority Second Lien Facility Debtholders (as defined below)
•    Additionally, any “watch and play” and/or other applications relevant to the DTC product will be developed and remain at a Loan Party (customary exclusions to be agreed)

Future Investment / Transfer / Disposition of DTC Assets
•    Ability to invest, transfer, or otherwise dispose of any DTC asset (which shall include, but not be limited to (i) any developed DTC technology and/or intellectual property and (ii) all content rights, including, but not limited to, broadcast rights, digital distribution rights, and editorial content, including future rights to be acquired or otherwise made available to DSG or to which DSG is entitled) outside of existing loan parties, shall be subject to the consent of the holders (collectively, the “Second Lien Facility Debtholders”) of 66.7% of the Second Lien Debt (i.e., Second Lien Credit Facilities and the Exchange Second Lien Notes) (collectively, the “Supermajority Second Lien Facility Debtholders”)
•    Any such subsequent investment, transfer, or disposition of any DTC assets shall include equity allocations between DSG, SBGI, and the Second Lien Facility Debtholders
•    For the avoidance of doubt, any such investment, transfer, or disposition and related structure, terms, and conditions (including any such equity allocations) shall be subject to the consent of the Supermajority Second Lien Facility Debtholders (subject to ordinary course exceptions, consistent with past practice, as agreed to by the Ad Hoc Group but, in any event, any such asset would remain an asset of the Loan Parties)

Conditions Precedent
•    Usual and customary for transactions of this type, but in any event acceptable to the Ad Hoc Group, including, without limitation:
•    Execution of all definitive documentation, in form and substance acceptable to the Ad Hoc Group
•    Completion of satisfactory diligence by the Ad Hoc Group
•    The streaming service deal and extension of the league agreement with the National Basketball Association shall have been signed by all parties thereto, become effective, and remain in full force and effect
•    Executed (i) amendment to management agreement and (ii) acknowledgement letter reflecting agreed upon management agreement terms, in each case, acceptable to Ad Hoc Group, including, without limitation, to include the terms set forth herein, shall have been signed by all parties thereto, become effective, and remain in full force and effect
•    The participation threshold has been met as detailed herein
•    All required Existing Term Loan and Existing Secured Note consents for the amendments detailed herein and the Exchanges have been obtained and the amendments and Exchanges have been consummated;
•    Upon execution of the TSA, Gibson Dunn was paid accrued fees and expenses since January 11, 2021
•    Upon execution of the TSA, Evercore was paid $1 million
•    Gibson Dunn and Evercore have been paid current for work since execution of the TSA
•    Payment of all accrued and unpaid reasonable and documented fees and expenses of Gibson Dunn and Evercore through and including the closing date, including, without, limitation, $5 million to Evercore upon closing of the First Lien Facility; provided that if a transaction has not been reached by March 31, 2022, DSG and Evercore will discuss an increase to Evercore fees in good faith[2]

2 In the case of any conflict between the terms of this Term Sheet and the fee letters or client engagement letters with Gibson Dunn and Evercore, such fee letters or client engagement letters shall prevail.

Participation Threshold
•    Existing Credit Agreement: The Consenting Term Lenders will constitute at least 50.01% of the outstanding Existing Term Loans and Existing RCF commitments
•    Existing Notes: The Consenting Noteholders will constitute at least 66.7% of the notes outstanding under the 5.375% Secured Notes Indenture and 12.75% Secured Notes Indenture or otherwise have reached an agreement with respect to the Transaction acceptable to the Company and the Requisite Consenting Creditors

Rating	• DSG to use commercially reasonable efforts to have First Lien Facility rated by Moody’s and S&P within 30 days of closing
Governance
DSG Governance
•    DSG board to consist of a majority of independent directors[3], with one director to be selected solely by the Required Lenders under the First Lien Facility (i.e., greater than 50% of the Obligations under the First Lien Facility, as defined therein) (the “Lender Independent Director”) and the remainder of independent directors (the “Mutual Independent Directors,” and together with the Lender Independent Director, the “Independent Directors”) to be selected by mutual agreement of DSG and the Required Lenders under the First Lien Facility
•    Lender Independent Director can be “restructuring focused” director, with DSG having consultation rights on identity of Lender Independent Director solely as to certain potential conflict issues to be mutually agreed
•    Mutual Independent Directors cannot be “restructuring focused” directors absent mutual agreement between DSG and the Required Lenders under the First Lien Facility
•    Matters requiring the vote of the Lender Independent Director to be agreed between DSG and the Ad Hoc Group, but to include consent rights over any and all affiliate transactions

[3] “Independence” is to be determined in accordance with the then applicable standards for independent directors for companies listed on the NYSE

Management Fee
SBGI Management Fee
•    Cash payment of management fees in any calendar year limited to the sum of the clauses below as follows:
•    (i) $20 million base fee
•    (ii) 10% of annual EBITDA between $600 million to $700 million, plus 20% of annual EBITDA above $700 million (prior to the operation of this clause)
•    (iii) Certain incentive payments based on outcome of negotiations of counterparty agreements
•    For the avoidance of doubt, the aggregate cash fee payable in total under the clauses above will not exceed $80 million per year for 2022 through 2027 from clauses (i) and (iii); SBGI entitled to management fees in excess of $80 million to the extent DSG hits numbers in (ii) above, but only up to a total aggregate amount of $100 million in any one fiscal year (2022 – 2027) taking into account amounts earned under the provisions above
•    For the avoidance of doubt, cash fee formulation to be reflected in a schedule on file with the relevant agent and trustee, not publicly disclosed in the First Lien Facility and Second Lien Debt credit agreement and indentures
•    For purposes of the management fee calculation, EBITDA shall be defined to include only cash payment of management fees (but without deduction of full accrued management fee expense) and will remain subject to the aggregate addback cap of 10%
•    All unpaid management fees to be accrued, and may be paid in cash if (A)(i) second-lien net leverage is < 5.5x and (ii) liquidity (i.e., book cash plus revolver availability) is > $300 million, both (i) and (ii) pro forma for such payment, or (B) if the First Lien Facility and Second Lien Debt have been paid in full in cash or refinanced in their entirety
•    Notwithstanding the foregoing, if at any point, liquidity drops below $100 million at any point during year, the DSG board shall have the option to elect that 100% of management fee will accrue (regardless of cash fee eligibility described above), until liquidity is greater than $100 million in such year
•    To the extent DSG exercises such election, Sinclair will have the unilateral right to terminate the management agreement
•    Any such termination by SBGI will be an immediate Event of Default with no cure period

•    For the avoidance of doubt, any management fees accrued but not paid pursuant to this provision shall become immediately due and payable to SBGI on the earliest to occur of (i) First Lien Facility stated maturity date, (ii) a bankruptcy filing by DSG, and (iii) a change of control of DSG that is consented to by a majority of the First Lien and Second Lien Debt; provided that, any amounts that become “due and payable” as a result of a bankruptcy filing by DSG will only be “due and payable” for purposes of calculating a “cure” claim in connection with the potential assumption of the management agreement pursuant to 11 U.S.C. § 365
•    SBGI to amend management agreement to account for termination date in May 2026 (i.e., coterminous with First Lien Facility) with any further extensions to be at SBGI’s election and for terms of one year
•    In the event of a bankruptcy filing by DSG, (a) all management fees accrued but not paid pursuant to this provision shall be required to be paid as part of SBGI’s cure claim as a condition to any assumption by DSG of the management agreement pursuant to 11 U.S.C. § 365 and (b) SBGI shall be entitled to full contractual payment of management fees based on the terms of the management agreement for services rendered to DSG during such bankruptcy case
•    From and after the closing date, any material modification of the management agreement or the SBGI management fee provisions of the First Lien Facility or the Second Lien Debt (which, for the avoidance of doubt shall include any modification to the incentive provisions) shall be subject to Supermajority Second Lien Facility Debtholders

Second Lien Debt Facilities
Facility Size
•    Up to $6.957 billion, based on amount of (i) Existing Term Loans exchanged into Exchange Second Lien Term Loan, (ii) Existing RCF exchanged into Second Lien RCF, and (iii) Existing Secured Notes exchanged into Exchange Second Lien Notes

Borrower/Guarantors	• Same as First Lien Facility
Priority / Ranking
•    Second Lien Credit Facilities and Second Lien Notes shall consist of superpriority second lien loans and notes which, for the avoidance of doubt, shall be secured by second priority liens, which shall be senior in lien priority to the liens securing the Third Lien Debt and junior in lien priority to the First Lien Facility

Security / Collateral
•    The Second Lien Debt shall be secured by a second priority lien on the same security/collateral as the First Lien Facility:
•    All assets of DSG (other than exceptions agreed to by the Ad Hoc Group such as excluded accounts or pledge/perfection prohibited by contract or applicable law or regulation)
•    All assets currently pledged and perfected under the Existing Credit Agreement
•    All assets currently pledged and not perfected under the Existing Credit Agreement (including DACAs over all Loan Party deposit accounts, subject to certain customary exclusions as agreed to by the Ad Hoc Group)
•    All currently unencumbered assets (subject to certain customary exclusions as agreed to by the Ad Hoc Group), including, to the extent applicable, pledges of 100% of the equity interests in (i) any subsidiaries that, on the closing date, are first-tier foreign subsidiaries of the loan parties and (ii) any first-tier foreign subsidiary of any Loan Party which is formed or acquired after the closing date
•    100% of the equity interests in non-wholly owned subsidiaries held by any of the Loan Parties
•    100% of equity owned by any of the Loan Parties in any JV, subject to certain customary exclusions as agreed to by the Ad Hoc Group
•    Customary exclusions to be agreed between Ad Hoc Group and DSG, but for the avoidance of doubt, even if DSG determines not to perfect an asset based on agreed to customary exceptions (i.e., materially adverse tax consequences, etc.), Required Lenders under either the First Lien Facility or Second Lien Debt will be entitled to direct DSG and the agent to perfect
•    Any customary “carveouts” will only be applicable to issues of perfection and not the pledge or grant of collateral

Documentation Principles
•    Second Lien Credit Facilities to be documented in a credit agreement
•    Exchange Second Lien Notes to be documented in one or more separate indentures from the Existing Secured Notes
•    New intercreditor agreements to evidence (i) First Lien Facility lien priority over Second Lien Debt and Third Lien Debt, respectively, (ii) Second Lien Debt lien priority over Third Lien Debt, and (iii) the pari passu nature of the Second Lien Credit Facilities and Exchange Second Lien Notes constituting Second Lien Debt

Interest
•    Second Lien Credit Facilities: Same as Existing Credit Agreement, but with Term SOFR in lieu of LIBOR, subject to credit spread adjustment(s) to be agreed by the Ad Hoc Group
•    Exchange Second Lien Notes: Same as the Existing Secured Notes, as applicable

Amortization	• Exchange Second Lien Term Loan: 1.0% per annum (Term Loan only)
Tenor	• Same as Existing Credit Agreement (August 2026)
Call Protection	• Call schedule unchanged from Existing Credit Agreement and Existing Secured Notes documents
Mandatory Prepayments
•    Exchange Second Lien Term Loan: Substantially consistent with the Existing Credit Agreement and transactions of this type, in each case, acceptable to the Ad Hoc Group, including, without limitation:
•    $150 million consideration threshold for asset sales, subject to no Default or Event of Default
•    Minimum threshold of $50 million to trigger “Prepayment Event”
•    365 plus 180 day reinvestment period
•    During reinvestment period, Loan Parties not able to use proceeds to pay down junior debt or make investments, other than actual reinvestments in replacement assets or assets useful in the business
•    If assets sold constitute Collateral, replacement assets or additional assets acquired, if any, must also be Collateral

Maintenance Covenant
•    Same as First Lien Facility regarding minimum liquidity covenant; Second Lien Credit Facilities also to include RCF financial covenant from Existing Credit Agreement (applicable to Second Lien RCF only)

Affirmative Covenants	• Substantially consistent with the Existing Credit Agreement and Existing Secured Notes documents and usual and customary for transactions of this type, in each case, acceptable to the Ad Hoc Group
Negative Covenants	• Acceptable in all respects to the Ad Hoc Group, including, without limitation, those covenant terms included on Annex A attached hereto
DTC Development and Equity Ownership	• Same as First Lien Facility
Future Investment / Transfer / Disposition of DTC Assets	• Same as First Lien Facility
Conditions Precedent	• Same as First Lien Facility
Exit Consents
•    As part of their respective Consents to the Transaction, all Consenting Lenders and Consenting Noteholders will agree to provide exit consents to eliminate substantially all covenants, events of default and related definitions in the Existing Credit Agreement, the 5.375% Secured Notes Indenture, and the 12.75% Secured Notes Indenture

Third Lien Debt / Amendments to Existing Credit Agreement and Secured Notes

Facility Size
•    To be determined based on amount of holders not participating or consenting to the exchange of (i) Existing Term Loans into Exchange Second Lien Term Loan, (ii) Existing RCF into Second Lien RCF, and (iii) Existing Secured Notes into Exchange Second Lien Notes
•    Existing Term Loans, Existing RCF, and Existing Secured Notes held by non-consenting holders that do not participate in or consent to the Exchanges will hold Third Lien Debt and remain under their existing documentation, subject to the amendments described herein

Borrower/Guarantors	• Same as Existing Credit Agreement and Existing Secured Notes documents, as applicable
Priority / Ranking	• Third Lien Debt will be ranked as third lien loans and notes, respectively
Security / Collateral	• The Third Lien Debt shall be secured by a third priority lien on the collateral pledged under the Existing Credit Agreement and the Existing Secured Notes, as applicable
Documentation Principles
•    New intercreditor agreements to evidence (i) First Lien Facility lien priority over Second Lien Debt and Third Lien Debt, respectively, (ii) Second Lien Debt lien priority over Third Lien Debt, and (iii) the pari passu nature of Existing Term Loans, Existing RCF and Existing Secured Notes constituting Third Lien Debt
•    Third Lien Debt to remain under the Existing Credit Agreement, 5.375% Secured Notes Indenture, and 12.75% Secured Notes Indenture, as applicable, subject to the amendments effectuated pursuant to the exit consents described herein

Interest	• Same as under the Existing Credit Agreement and Existing Secured Notes documents, as applicable
Tenor	• Same as under Existing Credit Agreement and Existing Secured Notes documents, as applicable

Annex A
[See Attached]

COVENANT TERMS
Affiliate Transactions
Affiliate Transaction Threshold	• $5 million
Arm’s Length Transaction Exceptions
•    Permitted if DSG determines no comparable transaction is available and is fair from a financial point of view; provided that any Affiliate Transaction over $5 million must be approved by Independent Directors, including the Lender Independent Director

Modifications to SBGI Management Agreement
•    From and after the closing date, any material modification of the management agreement or the SBGI management fee provisions of the First Lien Facility or the Second Lien Debt (which, for the avoidance of doubt shall include any modification to the incentive provisions) shall be subject to Supermajority Second Lien Facility Debtholders

Affiliate Lender Cap	• 10% of principal amount of Loans outstanding under each of the First Lien Facility, the Second Lien Debt, and the Third Lien Debt
Indebtedness
Ratio Debt
•    Unlimited pari with the Third Lien Debt so long as (i) no Default or Event of Default and (ii) DSG is compliant with a Second Lien Net Leverage Ratio of 4.25x
•    DSG may also incur Ratio Debt pari with Third Lien Debt if for acquisitions or investment and transaction results in a Second Lien Net Leverage Ratio of 4.75x (pro forma for the relevant transaction)
•    DSG may incur Ratio Debt on an unsecured basis, so long as (i) no Default or Event of Default and (ii) compliant with either (a) Total Net Leverage Ratio of 5.50x or (b) an interest coverage ratio of 2.00x
•    DSG may also incur Ratio Debt on an unsecured basis if for acquisitions or investment and transaction results in a no worse Total Net Leverage Ratio
•    For the avoidance of doubt, Ratio Debt (whether pari or junior to the Third Lien Debt) must be incurred at Loan Parties (or if in connection with an acquisition or investment) such entity must become a Loan Party
•    Calculation of Second Lien Net Leverage and Total Net Leverage Ratios shall be subject to a 10% EBITDA addback cap (with exceptions to be agreed by the Ad Hoc Group and Company) (the “Addback Cap”)
•    For the avoidance of doubt, the Addback Cap shall not apply to deductions and addbacks for sports rights, Transaction costs as contemplated in the TSA and/or management fees
•    EBITDA for periods up to the closing date of transactions will be subject to a schedule of historical plug numbers
•    Addback Cap shall not apply to the RCF financial covenant under the Second Lien Credit Facilities
•    Any incurrence of Ratio Debt must be accompanied by an officer’s certificate specifically detailing the calculations made in order to comply with Second Lien Net Leverage or Total Net Leverage Ratios

Incremental Debt
•    Subject to no Default or Event of Default
•    $350 million starter basket
•    Must be utilized used to acquire assets that become Collateral or entities that become Loan Parties
•    Incremental Debt must rank pari or junior to Third Lien Debt (no financial test), unless utilized to fund an acquisition of a target which has pro forma net leverage of 4.25x or less – in which case such debt may be incurred pari with Second Lien Debt
•    For the avoidance of doubt, the Addback Cap will apply to the target EBITDA for calculating net leverage under this test
•    No MFN, but rate must reflect market terms at time of incurrence

Notes Basket	• To be updated in order to accommodate final capital structure post transaction
Equity Contribution Debt	• Subject to no Default or Event of Default, 100% per dollar of equity contributions • Must rank pari or junior to Third Lien Debt • Must be incurred at Loan Parties
Receivables Facility Basket
•    Subject to no Default or Event of Default, existing $400 million A/R facility (and permitted refinancings thereof) to be permitted; for the avoidance of doubt, the A/R facility shall be capped at $400 million
•    If A/R facility is not renewed, refinanced or replaced, A/R sold into facility will return to collateral pool, except to the extent sold by any non-wholly subs which are not Loan Parties
•    A/R facility size to be capped at $400 million

Capital Lease Basket	• $30 million, subject to no Default or Event of Default
Sale Leaseback Basket	• $35 million, subject to no Default or Event of Default
General Debt Basket	• $100 million, subject to no Default or Event of Default • Must rank pari with, or junior to, Third Lien Debt • Can only be incurred at Loan Parties
Letter of Credit and Bank Guarantees	• $20 million, subject to no Default or Event of Default • Assumes RCF (including LC sub-facility) becomes part of Second Lien Credit Facilities
Non-Loan Party Debt	• $25 million, subject to no Default or Event of Default

Foreign Subsidiary Basket	• $10 million, subject to Default or Event of Default
Assumed / Acquisition Debt Basket	• No standalone acquisition debt (can only be incurred using Ratio Debt and Incremental Debt capacity) • Assumed Debt capped at $75 million, subject to no Default or Event of Default
Liens
General Liens Basket	• $150 million, subject to no Default or Event of Default • Must rank pari or junior to Third Lien Debt
Ratio Lien Basket	• Must meet tests outlined for Ratio Debt or Incremental Debt, as applicable • For the avoidance of doubt, ratio test is against Second Lien Net Leverage
Junior Lien Exchange Basket
•    Unlimited ability to exchange exiting unsecured Senior Notes into indebtedness pari with (or junior to) Third Lien Debt
•    Exchanged Senior Note must be subject to an applicable intercreditor agreement to reflect junior lien priority to First Lien Facility and Second Lien Debt
•    Interest expense of exchanged Senior Notes cannot exceed total cash interest expense of Senior Notes so exchanged

Pari Lien Exchange Basket
•    85% participation threshold
•    Any exchange must be connected to current transaction and must be completed within 6 months of closing
•    For the avoidance of doubt, DSG only has access to basket to the extent transaction participation is below 85% (as a percentage of the aggregate principal amount of the Existing Term Loans and Existing Secured Notes, and shall then only be able to exchange non-consenting Existing Term Loans, Existing Secured Notes, and unsecured Senior Notes if done at a discount capture of 40% or greater
•    Once participation equals or exceeds 85%, basket is eliminated

Investments
Loans to Officers	• Unlimited for reasonable and customary business-related travel, entertainment, relocation, etc. • Unlimited to purchase Equity Interests in Holdings • Otherwise capped at $10 million

General Investment Basket
•    $25 million
•    No Available Amount component
•    No Available Equity Amount component
•    No ability to invest in Unrestricted Subsidiaries
•    Additional $25 million of General Investment capacity to the extent Second Lien Net Leverage is less than 4.75x
•    General Investment Basket cannot be utilized to invest in Joint Ventures
•    General Investment Basket cannot be utilized to transfer any DSG content rights (including, but not limited to, broadcast rights, digital distribution rights, and editorial content, including future rights to be acquired or otherwise made available to DSG or to which DSG is entitled) outside of Loan Parties
•    Investment / acquisition capacity will be included for (i) acquisitions with permitted debt or with equity and (ii) acquisitions made pursuant to asset sale reinvestment provisions, including compliance with applicable collateral requirements

Ratio Investment Capacity	• No Ratio Investment capacity
Investments in Similar Business	• Remove similar business basket
JV Investment Capacity
•    Subject to no Default or Event of Default, only permitted to make non-Loan Party Investments if in connection with bona fide JV’s that are approved by Independent Directors
•    DSG is permitted, however, to fund liquidity shortfalls at JVs if approved by Independent Directors
•    For the avoidance of doubt, DSG may not invest, assign, and/or transfer any content rights (including, but not limited to, broadcast rights, digital distribution rights and editorial content, including future rights to be acquired or otherwise made available to DSG or to which DSG is entitled) to any JV (subject to ordinary course exceptions, consistent with past practice, as agreed to by the Ad Hoc Group but, in any event, any such content rights would remain an asset of the Loan Parties)
•    Release of liens and guarantees for a Loan Party ceasing to be wholly-owned to be limited to dispositions of minority interests in RSNs to Sports Partners in connection with negotiation of media rights or contracts.
•    100% of equity owned by DSG in any JV must be pledged to the First Lien Facility and Second Lien Debt (subject to certain exceptions acceptable to the Ad Hoc Group)
•    JVs prohibited from making any transfers of value to SBGI or any of SBGI’s affiliates (other than Loan Parties) (or entering into any agreements or contractual arrangements with SBGI or any of its affiliates (other than Loan Parties) that contemplate or require the payment of fees or transfers of value to SBGI); provided that, JVs will be permitted to pay dividends to SBGI to the extent ratably in connection with SBGI’s equity ownership in JVs and solely if all other equity owners of the JVs (including DSG) are receiving dividends
•    Any modifications to JV structure elevated to sacred right only able to be amended by Supermajority Second Lien Facility Debtholders

Unrestricted Subsidiary Basket	• No ability to invest in Unrestricted Subsidiaries
Restricted Payments
Stock Buyback Basket
•    The sum of: Greater of $10 million, cash proceeds of key man life insurance policies in any fiscal year, cash bonuses otherwise payable to employees that are foregone in exchange for the receipt of Equity Interests, and cash proceeds from the sale of Equity Interests

General Restricted Payment Basket
•    $25 million
•    No Available Amount component
•    No Available Equity Amount component
•    No ability to make Restricted Payments to Unrestricted Subsidiaries
•    Shared (i.e., nets against) with Junior Debt Prepayment Basket
•    Basket cannot be used to make shareholder dividends
•    Ability to make Restricted Payments with respect to taxes, subject to diligence as to quantum of amount to be transferred

Ratio Restricted Payment Basket	• No Ratio Restricted Payment Basket
Post-IPO Exception Restricted Payment Basket	• Sum of (a) 6% per year of proceeds from IPO and (b) 7% of market capitalization at time of IPO
Excluded Contributions
•    Restricted Payments permitted with proceeds from (A) Excluded Contributions and (B) Investments financed by Excluded Contributions, subject to no Default or Event of Default
•    No ability to make Restricted Payments to Unrestricted Subsidiaries

JV Put / Call Arrangements	• Permitted to acquire equity of JV partners, including MLB teams
Junior Debt Prepayment Basket	• $25 million • Shared (i.e., nets against) with General Restricted Payment Basket
Ratio Junior Debt Prepayments	• Unlimited subject to Total Leverage Ratio of less than or equal to 4.50x, subject to no Default or Event of Default • Subject to Addback Cap
Available Amount	• Available Amount concept eliminated

Available Equity Amount	• Available Equity Amount concept eliminated
Asset Sales
General Asset Sale Basket
•    $150 million consideration threshold, subject to no Default or Event of Default
•    Minimum threshold of $50 million to trigger “Prepayment Event”
•    365 plus 180 day reinvestment period
•    During reinvestment period, Loan Parties not able to pay, purchase, repurchase, prepay, repay, exchange, refinance, or take any other similar action with asset sale proceeds in respect to junior debt or make investments, other than actual reinvestments in replacement assets or assets useful in the business
•    If assets sold constitute Collateral, replacement assets or additional assets acquired, if any, must also be Collateral

Cash Consideration Percentage Requirement	• 75%
Designated Non-Cash Consideration	• $75 million
Other
Serta Protection
•    Inclusion of payment and lien subordination as a sacred right
•    Prohibition on DSG’s ability to make open market purchases for non-cash consideration
•    Serta protection (i.e., payment and lien subordination and non-cash open market purchases) to be elevated to sacred right only able to be amended by affected lender vote

Chewy Protection
•    Inclusion of Chewy protection in form and substance acceptable to the Ad Hoc Group
•    Chewy protection to be elevated to sacred right only able to be amended by affected lender vote
•    For the avoidance of doubt, the release of Liens and Guarantees for a Loan Party ceasing to be wholly-owned to be limited to dispositions of minority interests in RSNs to Sports Partners in connection with negotiation of media rights or contracts

J. Crew Protection / Unrestricted Subsidiaries
•    No ability to designate Unrestricted Subsidiaries
•    No ability to transfer or otherwise dispose of assets (whether via Investment, Restricted Payment, or otherwise) to Unrestricted Subsidiaries
•    No ability for Unrestricted Subsidiaries to hold assets
•    Any existing Unrestricted Subsidiaries (other than with respect to the A/R Facility as outlined below) must be re-designated as a Restricted Subsidiary
•    A/R Facility Exception:
•    DSG does not need to re-designate the A/R Facility as a Restricted Subsidiary at close
•    To the extent a new, replacement A/R Facility is put in place, it must be at a Restricted Subsidiary
•    DSG does not need to re-designate A/R Facility in the event it is refinanced, extended or renewed
•    J. Crew / Unrestricted Subsidiary protections to be elevated to sacred right only able to be amended by all lender vote

Exhibit B
Form of Transfer Agreement

Transfer Agreement to Transaction Support Agreement
Reference is made to the Transaction Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of [], 2022, by and among Diamond Sports Group, LLC (together with certain of its subsidiaries and other affiliates, collectively, the “Company”) and certain beneficial holders (or investment managers, advisors or subadvisors for any of the beneficial holders) of Creditor Claims (together with their successors and permitted assigns under the Agreement, each, a “Consenting Creditor”), and the other parties thereto.1

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Agreement, by and among the Company and the Consenting Creditors, including the transferor(s) (the “Transferor”) of the applicable Creditor Claims to the Transferee, and the Transferee agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a Consenting Creditor under the terms of the Agreement.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the relevant Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the relevant Transfer discussed herein.
This Transfer Agreement shall be governed by the governing law set forth in the Agreement.
Date: ________________, 2022

[TRANSFEREE]
By:
Name:
Title:
Principal Amount of Creditor Claims:	$

[1] Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Exhibit C

Form of Joinder Agreement

Joinder Agreement to Transaction Support Agreement
The undersigned hereby acknowledges that it has reviewed and understands the Transaction Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of [●], 2022, by and among Diamond Sports Group, LLC (together with certain of its subsidiaries and other affiliates, collectively, the “Company”), and certain beneficial holders (or investment managers, advisors or subadvisors for any of the beneficial holders) of Creditor Claims (together with their successors and permitted assigns under the Agreement, each, a “Consenting Creditor” and, collectively, the “Consenting Creditors”), and the other parties thereto, and the undersigned agrees to be bound as a Consenting Creditor by the terms and conditions thereof binding on the Consenting Creditors with respect to all Consenting Creditor Claims held by the undersigned.1
The undersigned hereby makes the representations and warranties of the Consenting Creditors under the Agreement to each other Party, effective as of the date hereof.
This Joinder Agreement shall be governed by the governing law set forth in the Agreement.
Date: ________________, 2022

[TRANSFEREE]
By:
Name:
Title:

Principal Amount of Creditor Claims:	$

[1] Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.